Exhibit 10.1

EXECUTION COPY

STOCK PURCHASE AGREEMENT

between

EQ INDUSTRIAL SERVICES, INC.

and

ASPV HOLDINGS, INC.

DATED AS OF AUGUST 4, 2015

i

(continued)

(continued)

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		Page
SECTION 15.14	GOVERNING LAW	61
SECTION 15.15	Non-Recourse	61

Schedules, Exhibits and Annexes

Annex I	Equity Commitment Letter

Annex II	Limited Guaranty

Annex III	Working Capital Accounts

v

STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT, dated as of August 4, 2015 (this “Agreement”), between EQ INDUSTRIAL SERVICES, INC., a Michigan corporation (“Seller”), and ASPV Holdings, Inc., a Delaware corporation (“Buyer”).  All capitalized terms used in this Agreement shall have the respective meanings assigned to such terms in Section 15.07.

WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, all of the issued and outstanding capital stock of Allstate Power Vac, Inc., a New York corporation and wholly owned subsidiary of Seller (the “Company”), consisting of 1,000 shares of Common Stock, no par value (the “Shares”).

NOW, THEREFORE, in consideration of the premises and the mutual promises herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

Purchase and Sale of the Shares

SECTION 1.01                                      Purchase and Sale of the Shares.  On the terms and subject to the conditions of this Agreement, Seller will sell, transfer, assign, convey and deliver (or cause to be sold, assigned, transferred, conveyed and delivered) to Buyer, and Buyer will purchase from Seller, the Shares, free and clear of all Liens, for an aggregate purchase price equal to $58,000,000.00 (the “Purchase Price”), payable and subject to adjustment as set forth in Article II.

ARTICLE II

Closing; Working Capital Adjustment

SECTION 2.01                                      Closing.  (a) Subject to the terms and conditions of this Agreement, the sale and purchase contemplated by this Agreement shall take place at a closing (the “Closing”) to be held at 10:00 a.m., Boise, Idaho time, on the first day of the calendar month after the satisfaction or waiver (subject to Applicable Law) of the conditions set forth in Article III (excluding conditions that, by their terms, are to be satisfied at Closing but subject to the satisfaction or waiver of such conditions), which shall take place remotely via the exchange of facsimile or scanned final instruments and executed signature pages, or at such other time or on such other date or at such other place as Seller and Buyer may mutually agree upon in writing.  The day on which the Closing takes place is referred to herein as the “Closing Date” and the Closing shall be deemed effective as of 12:01 a.m., Boise, Idaho time, on the Closing Date (the “Effective Time”).

(b)                                 No later than three (3) business days prior to the Closing Date, Seller shall prepare and deliver to Buyer a statement certified as to its truth and accuracy by an executive officer of Seller, setting forth, in reasonable detail, Seller’s good faith determinations and calculations of (i) the WC Amount (which shall be the amount determined by the Accounting

Firm), (ii) the Estimated Working Capital, (iii) an estimate of the CapEx Adjustment (the “Estimated CapEx Adjustment”), (iv) an estimate of the Closing Cash (the “Estimated Closing Cash”) (which can be a negative number), (v) an estimate of the Closing Indebtedness (the “Estimated Closing Indebtedness”), (vi) the Transaction Expenses (the “Estimated Transaction Expenses”) and (vii) based on the amounts in clauses (i)-(vi), the Closing Date Amount, in each case, delivered with reasonable supporting detail with respect to the determination and calculation of such amounts, along with a certificate of Seller stating that the statement has been prepared in compliance with the requirements of this Section 2.01, including all definitions; provided, that in the event that Buyer notifies Seller prior to the Closing that it disputes Seller’s determination or calculation of the Closing Date Amount or any component thereof (other than the WC Amount, which shall be determined by the Accounting Firm), then Buyer and Seller shall cooperate in good faith to resolve any such dispute as promptly as practicable, and modify the Closing Date Amount and the components thereof (other than the WC Amount, which shall be determined by the Accounting Firm) as appropriate to reflect any agreed adjustments thereto, and the terms defined in this sentence shall be deemed to reflect any such agreed modifications; provided, further, that to the extent Buyer and Seller are unable to resolve any such disputes, such disputes shall in no event delay the Closing or the Closing Date and Seller’s calculation of Closing Date Amount and the components thereof (other than the WC Amount, which shall be determined by the Accounting Firm) shall not be modified and Buyer and Seller shall proceed to Closing on the basis of such calculation (as modified to reflect any agreed adjustments).  Notwithstanding anything in this Agreement to the contrary, if as of Closing Buyer does not have sufficient funds to pay to Seller an amount in excess of the Purchase Price resulting from any adjustment to the Purchase Price pursuant to this Section 2.01(b), the failure of Buyer to have such sufficient funds in excess of the Purchase Price shall not delay the Closing and Buyer shall remain responsible for the payment to Seller of such funds in excess of the Purchase Price, subject to any adjustment pursuant to Section 2.02.

(c)                                  At the Closing:  (a) Buyer shall (i) deliver to Seller, by wire transfer of immediately available funds to a bank account designated in writing by Seller at least two (2) business days prior to the Closing Date (or if the Closing occurs on a day that is not a business day, then by certified bank check or transfer of an escrow account or bank account), immediately available funds in an amount equal to the Closing Date Amount and (ii) pay the Estimated Transaction Expenses to the obligees thereof by wire transfer of immediately available funds in accordance with invoices or other documents evidencing such amounts which Seller shall deliver to Buyer at least three (3) business days prior to the Closing Date; provided, that if the Closing occurs on a day that is not a business day, then Buyer will pay the Estimated Transaction Expenses on the next business day following the Closing Date; and (b) Seller shall deliver or cause to be delivered to Buyer certificates representing the Shares, duly endorsed in blank or accompanied by stock powers duly endorsed in blank in proper form for transfer, with appropriate transfer stamps, if any, affixed.

SECTION 2.02                                      Working Capital Adjustment.  (a) (i) Within sixty (60) days after the Closing Date, Seller shall prepare and deliver to Buyer a statement (the “Statement”), certified as to its truth and accuracy by an executive officer of Seller, setting forth, in reasonable detail, (A) a determination and calculation of the WC Amount, which shall be determined by the Accounting Firm, (B) Working Capital as of the Effective Time (“Closing Working Capital”), (C) the CapEx Adjustment, (D) the Cash as of the Effective Time (“Closing Cash”) (which can be a negative number), (E) the Indebtedness as of the Effective Time (“Closing Indebtedness”) and (F) the Transactions Expenses as of the Effective Time (“Closing Transaction Expenses”), along with a certificate of Seller stating that the Statement has been prepared in compliance with the requirements of this Section 2.02, including all definitions.

(ii)                                  The Statement shall become final and binding upon the parties on the sixtieth (60th) day following delivery thereof, unless Buyer gives written notice of its disagreement with the Statement (“Notice of Disagreement”) to Seller prior to such date.  Any Notice of Disagreement shall specify in reasonable detail the item and amount of any disagreement so asserted.  If a Notice of Disagreement is received by Seller, then the Statement (as revised in accordance with clause (1) or (2) below) shall become final and binding upon Seller and Buyer on the earlier of (1) the date Seller and Buyer resolve in writing any differences they have with respect to the matters specified in the Notice of Disagreement and (2) the date any disputed matters are finally resolved in writing by the Accounting Firm.  For the avoidance of doubt, Buyer may not include in the Notice of Disagreement a disagreement with respect to the Accounting Firm’s determination and/or calculation of the WC Amount.

(iii)                               During the sixty (60) day period following the delivery of a Notice of Disagreement, Seller and Buyer shall seek in good faith to resolve in writing any differences which they may have with respect to the matters specified in the Notice of Disagreement.  At the end of such sixty (60) day period, Seller and Buyer shall submit to the Dispute Resolution team of the Detroit, Michigan office of Plante & Moran, PLLC, or if such firm refuses to take the engagement, a nationally recognized independent accounting firm mutually agreed upon by Seller and Buyer (the “Accounting Firm”) for review and resolution of any and all matters which remain in dispute and which were included in the Notice of Disagreement.  Seller and Buyer shall use commercially reasonable efforts to cause the Accounting Firm to render a decision resolving the matters submitted to the Accounting Firm within thirty (30) days of the receipt of such submission.  Seller and Buyer agree that judgment may be entered upon the final written determination of the Accounting Firm in any court having jurisdiction over the party against which such determination is to be enforced.  The Accounting Firm’s determination shall be accompanied by a certificate of the Accounting Firm that it reached its decision in accordance with the provisions of this Section 2.02, including all applicable definitions.  The fees and expenses of the Accounting Firm pursuant to this Section 2.02(a) shall be borne by Buyer and Seller in inverse proportion as they may prevail on matters resolved by the Accounting Firm, which proportionate allocation also shall be determined by the Accounting Firm at the time the determination of the Accounting Firm is rendered on the merits of the matter submitted.  In calculating the Closing Working Capital, CapEx Adjustment, Closing Cash, Closing Transaction Expenses or Closing Indebtedness, the Accounting Firm (i) shall be limited to addressing any particular disputes referred to in the Notice of Disagreement and (ii) such calculation shall, with respect to any disputed item, be no greater than the higher amount calculated by Seller or Buyer, and no less than the lower amount calculated by Seller or Buyer, as the case may be.

(b)                                 The Purchase Price shall be (i) increased or decreased (as applicable) by the amount by which Closing Working Capital (as finally determined pursuant to Section 2.02(a)) is greater than or less than the WC Amount (as finally determined pursuant to Section 2.02(a)),  (ii) increased by the amount of the CapEx Adjustment (as finally determined pursuant to Section 2.02(a)), (iii) increased or decreased (as applicable) by the amount of the Closing Cash

(as finally determined pursuant to Section 2.02(a)), (iv) increased or decreased (as applicable) by the amount of the Closing Transaction Expenses (as finally determined pursuant to Section 2.02(a)) and (v) decreased by the amount of the Closing Indebtedness (as finally determined pursuant to Section 2.02(a)) (the Purchase Price as so increased or decreased shall hereinafter be referred to as the “Adjusted Purchase Price”).  If the Closing Date Amount is less than the Adjusted Purchase Price, Buyer shall, and if the Closing Date Amount is more than the Adjusted Purchase Price, Seller shall, within ten (10) business days after the Statement becomes final and binding on the parties in accordance with Section 2.02(a), make payment to the other party by wire transfer of immediately available funds of the amount of such difference, together with interest thereon at the Prime Rate.  The “WC Amount” means an amount equal to the arithmetic mean of the values for Working Capital as of the close of each of the consecutive 12 fiscal months of the Company ending with the last complete fiscal month of the Company immediately prior to the fiscal month immediately preceding the month in which the Closing occurs (for purposes of clarity, if the Closing occurs on October 1, 2015, then the latest fiscal month included in the calculation of the WC Amount would be August 2015), which shall be determined and calculated by the Accounting Firm in accordance with the Seller Accounting Policies at least five (5) business days prior to the Closing Date and which such determination and calculation of the WC Amount by the Accounting Firm shall be final and binding on the parties hereto.  No later than ten (10) business days prior to the Closing Date, Seller shall submit a request to the Accounting Firm to determine and calculate the WC Amount in accordance with the immediately preceding sentence.  Any adjustment of the Purchase Price pursuant to this Section 2.02 shall be referred to as the “Working Capital Adjustment”.

(c)                                  The term “Working Capital” shall mean, with respect to the Company and the Company Subsidiaries, as of any time of determination, those current assets of the Company and the Company Subsidiaries, on a consolidated basis, that are included in the line item categories of current assets specifically identified on Annex III, less those current liabilities of the Company and the Company Subsidiaries, on a consolidated basis, that are included in the line item categories of current liabilities specifically identified on Annex III, in each case, without duplication, and as determined in a manner strictly consistent with the Seller Accounting Policies and without giving effect to the transactions contemplated by this Agreement.  Current assets and current liabilities relating to income Taxes shall not be taken into account in determining Working Capital.  Cash shall not be taken into account in determining Working Capital.  The parties agree that the WC Amount and the Closing Working Capital shall be calculated using the same Seller Accounting Policies.  The term “Working Capital Accounts” shall mean the line items of the Working Capital set forth on Annex III.

(d)                                 During the period of time from and after the Closing Date through the resolution of any Working Capital Adjustment contemplated by this Section 2.02, Buyer agrees that it shall not take any actions with respect to the accounting books and records of the Company relating to the periods prior to the Effective Time on which the Statement is to be based that results in changes to the calculations of the amounts to be set forth in the Statement, including the Closing Working Capital, the CapEx Adjustment, the Closing Cash and the Closing Indebtedness, or in any reserve or other account existing in such books and records.

(e)                                  During the period of time from and after the Closing Date through the resolution of any Working Capital Adjustment contemplated by this Section 2.02, (i) Buyer shall promptly cause the Company to afford to Seller and any accountants, counsel or financial advisers retained by Seller in connection with any Working Capital Adjustment contemplated by this Section 2.02 (including the Accounting Firm) reasonable access during normal business hours to all the Company’s and the Company Subsidiaries’ properties, books, contracts, personnel and records relevant to the adjustment contemplated by this Section 2.02 and shall provide Seller upon Seller’s request and at Seller’s expense with copies of any such books, Contracts and records, including Buyer’s work papers relating to any Notice of Disagreement and (ii) Seller shall promptly afford to Buyer and any accountants, counsel or financial advisers retained by Buyer in connection with any Working Capital Adjustment contemplated by this Section 2.02 (including the Accounting Firm) reasonable access during normal business hours to all of the Seller’s or its Affiliates’ properties, books, contracts, personnel and records relevant to the adjustment contemplated by this Section 2.02 and shall provide Buyer upon Buyer’s request and at Buyer’s expense with copies of any such books, contracts and records, including Seller’s work papers relating to the Statement and calculation of the WC Amount and the Closing Date Amount; provided, that (x) as a condition precedent to any such access to Seller pursuant to the preceding clause (i), Seller and its applicable Affiliates shall execute a non-disclosure agreement containing customary non-disclosure and non-use provisions with respect to all information to be disclosed pursuant to the preceding clause (i) and (y) all such access to Buyer pursuant to the preceding clause (ii) shall be subject to the terms of the Confidentiality Agreement and to Section 7.01 hereof.  Notwithstanding anything in this Agreement to the contrary, if any Restricted Cash that is not taken into account in determining the Adjusted Purchase Price (as finally determined pursuant to Section 2.02) is identified in writing prior to the date that is sixty (60) days after the Closing Date, such Restricted Cash will be paid to Seller promptly after the lapse of any restrictions on such Restricted Cash but only if such restrictions lapse and such Restricted Cash is available within two years of the Closing Date.

ARTICLE III

Conditions to Closing

SECTION 3.01                                      Buyer’s Obligation.  The obligation of Buyer to purchase and pay for the Shares is subject to the satisfaction (or waiver by Buyer) as of the Closing of the following conditions:

(a)                                 The representations and warranties of Seller (i) made in Sections 4.01, 4.03, 4.04 (the first sentence only), 4.05, 4.06(a), 4.06(b), 4.06(c) (the first sentence only), 4.06(d) and 4.20 of this Agreement shall be true and correct in all but de minimis respects, as of the date hereof and as of the time of the Closing as though made as of such time (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all but de minimis respects on and as of such earlier date), and (ii) made in this Agreement, other than those described in clause (i) above, shall be true and correct (disregarding all materiality and Material Adverse Effect qualifications contained therein), as of the date hereof and as of the time of the Closing as though made as of such time (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects on and as of such earlier date), except in the case of this clause (ii) where the failure to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect.  Seller shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Seller by the time of the Closing.  Seller shall have delivered to Buyer a certificate dated the Closing Date and signed by an authorized officer of Seller confirming that the condition in this Section 3.01(a) has been satisfied.

(b)                                 No (i) statute, rule, regulation, executive order, decree or other legal restraint or prohibition shall be enacted, entered, promulgated, enforced or issued by any Governmental Entity and be in effect and (ii) temporary restraining order or preliminary or permanent injunction issued by any Governmental Entity in the United States shall be pending, issued or enforced and be in effect, in any case set forth in clauses (i) or (ii) above, that prevents the purchase and sale of the Shares.

(c)                                  Seller and its Affiliates shall have executed and delivered the other Transaction Documents to which it or they are a party.

(d)                                 The ASPV Acquisition Documents shall have been assigned pursuant to Section 5.03.

(e)                                  The Company shall have filed (i) an ISRA General Information Notice with the NJDEP for the Rahway Site, and (ii) a Remediation Certification for the Rahway Site, and posted a Remediation Funding Source with any applicable Annual Surcharge Payment, consistent with Section 11.01.

(f)                                   The Pre-Closing Transfers shall have been completed.

(g)                                  Since the date hereof, there shall have been no Material Adverse Effect.

(h)                                 All approvals or consents by Governmental Entities that are set forth on Schedule 3.01(h) shall have been obtained.  Approvals under the Solid Waste Utility Control Act and the Solid Waste Management Act to consummate the transactions and all transfers contemplated by this Agreement shall have been obtained.  Approvals required by NJDEP necessary to own and operate the business of the Company shall have been obtained, and the parties shall have complied with any statutory and regulatory requirements imposed or administered by any of those Governmental Entities to the extent such compliance is required as a material condition to the effectiveness of such approvals and consents.

(i)                                     Seller shall have delivered to Buyer evidence of termination of any Liens securing any Indebtedness of the Company or any Company Subsidiary or any other filed Liens against the Company or any Company Subsidiary or any asset of the Company or any Company Subsidiary (other than (A) any filed Liens related to operating leases and (B) any filed Liens securing amounts less than $50,000 in the aggregate).

SECTION 3.02                                      Seller’s Obligation.  The obligation of Seller to sell and deliver the Shares to Buyer is subject to the satisfaction (or waiver by Seller) as of the Closing of the following conditions:

(a)                                 The representations and warranties of Buyer (i) made in Sections 6.01, 6.05, 6.06 and 6.07 of this Agreement shall be true and correct in all but de minimis respects, as of the date hereof and as of the time of the Closing as though made as of such time (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all but de minimis respects on and as of such earlier date), and (ii) made in this Agreement, other than those described in clause (i) above, shall be true and correct (disregarding all materiality and Material Adverse Effect qualifications contained therein), as of the date hereof and as of the time of the Closing as though made as of such time (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects on and as of such earlier date), except in the case of this clause (ii) where the failure to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a material adverse effect on, or materially delay, Buyer’s ability to consummate the purchase and sale of the Shares and the other transactions contemplated by this Agreement on the terms and conditions set forth herein.  Buyer shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Buyer by the time of the Closing.  Buyer shall have delivered to Seller a certificate dated the Closing Date and signed by an authorized officer of Buyer confirming the foregoing.

(b)                                 No (i) statute, rule, regulation, executive order, decree or other legal restraint or prohibition shall be enacted, entered, promulgated, enforced or issued by any Governmental Entity and be in effect and (ii) temporary restraining order or preliminary or permanent injunction issued by any Governmental Entity in the United States shall be pending, issued or enforced and be in effect, in any case set forth in clauses (i) or (ii) above, that prevents or seeks to prevent the purchase and sale of the Shares.

(c)                                  Buyer shall have executed and delivered the other Transaction Documents to which it is party.

(d)                                 All submissions required under ISRA to consummate the transactions and all transfers contemplated by this Agreement shall have been made.

(e)                                  All approvals or consents by Governmental Entities that are set forth on Schedule 3.01(h) shall have been obtained.  Approvals under the Solid Waste Utility Control Act and the Solid Waste Management Act to consummate the transactions and all transfers contemplated by this Agreement shall have been obtained.  Approvals required by NJDEP necessary to own and operate the business of the Company shall have been obtained, and the parties shall have complied with any statutory and regulatory requirements imposed or administered by any of those Governmental Entities to the extent such compliance is required as a material condition to the effectiveness of such approvals and consents.

(f)                                   The Pre-Closing Transfers shall have been completed.

SECTION 3.03                                      Satisfaction of Closing Conditions.  The parties acknowledge and agree that if Buyer or Seller has knowledge of: (a) a failure of any condition set forth in Section 3.01 or 3.02, respectively, or of any breach by the other party of any representation, warranty, obligation or covenant contained in this Agreement, and such party proceeds with the Closing, then, such party shall be deemed to have waived such failure or breach and may not assert such failure or breach as a basis for termination under Section 13.01; or (b) the breach of a representation or warranty of the other party as of the date of this Agreement, then such party shall not be entitled or permitted to assert such breach as the basis for the failure of a closing condition set forth in Section 3.01 or 3.02, respectively, or to assert such breach as a basis for termination pursuant to Section 13.01; and, in each of clause (a) and/or (b), such party and its successors, assigns and Affiliates shall not be entitled to sue for damages or to assert any other right or remedy for any losses arising from any matters relating to such condition or breach, notwithstanding anything to the contrary contained herein or in any certificate delivered pursuant hereto.

SECTION 3.04                                      Frustration of Closing Conditions.  Neither Buyer nor Seller may rely on the failure of any condition set forth in Section 3.01 or 3.02, respectively, to be satisfied, and may not assert such failure of a condition as a basis for termination pursuant to Section 13.01, in each case (a) if such failure was caused by such party’s failure to act in good faith or to use its reasonable best efforts to cause the Closing to occur, as required by Section 8.04, or (b) if such failure was primarily or proximately caused by the action or inaction of such party, or any Affiliate or representative of such party, or any other person acting or not acting at the instruction of such party, or any Affiliate or representative of such party.  For purposes of this Section 3.04, references to “Buyer” shall be deemed to include Mr. Lou Galasso III; provided, however, that references to “Buyer” shall not be deemed to include Mr. Lou Galasso III for any purpose with respect to (i) any failure by Mr. Lou Galasso III to act in good faith or to use reasonable best efforts to cause the Closing to occur or (ii) any action or inaction of Mr. Lou Galasso III, in any case with respect to clauses (i) and (ii) immediately above, where Mr. Lou Galasso III was acting (or failing to act) at the direction of US Ecology, Inc., any of its Affiliates or any of its or their respective representatives.

ARTICLE IV

Representations and Warranties of Seller

Except as set forth in the Seller Disclosure Schedule delivered to Buyer concurrent with the execution and delivery of this Agreement (it being understood that any information set forth in one section or subsection of the Seller Disclosure Schedule shall be deemed to apply to and qualify the Section or subsection of this Agreement to which it corresponds and each other Section or subsection of this Agreement to the extent that it is reasonably apparent that such information is relevant to such other Section or subsection) (the “Seller Disclosure Schedule”), Seller hereby represents and warrants to Buyer as follows:

SECTION 4.01                                      Authority.  Seller is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation.  Seller has all requisite corporate power and authority to enter into this Agreement and the other Transaction Documents, and to perform its obligations hereunder and thereunder.  Seller has all requisite corporate power to consummate the transactions contemplated hereby and thereby.  All corporate acts and other proceedings required to be taken by Seller to authorize the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly and properly taken.  This Agreement has been duly executed and delivered by Seller and constitutes, and the other Transaction Documents on the Closing Date will be duly executed and delivered by Seller and will constitute, a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally from time to time in effect and to general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law (the “Bankruptcy and Equity Exception”).

SECTION 4.02                                      No Conflicts; Consents.  (a) The execution and delivery of this Agreement by Seller does not, and the execution and delivery of the other Transaction Documents by Seller will not, and the consummation of the transactions contemplated hereby and thereby and compliance with the terms hereof and thereof will not (with or without notice or lapse of time, or both), conflict with, or result in any violation of or default under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any liens, claims, encumbrances, security interests, options, pledges, mortgages, deeds of trust, rights of first refusal, easements, charges or restrictions of any kind (“Liens”) upon any of the properties or assets of the Company or any Company Subsidiary or the Shares or equity interests of any Company Subsidiary under, any provision of (i) the Certificate of Incorporation or Bylaws (or the comparable governing instruments) of Seller, the Company or any Company Subsidiary, (ii) any judgment, order or decree, or, subject to the matters referred to in clauses (i), (ii) and (iii) of paragraph (b) below, any Applicable Law to which Seller, the Company, any Company Subsidiary or their respective properties or assets is subject, (iii) any Material Contract, (iv) any Permit or (v) any Environmental Permit.

(b)                                 No consent, approval, license, permit, order or authorization of, written notice to, or registration, declaration or filing with, any United States or foreign federal, state or local government or any court, tribunal or administrative agency or commission or other governmental body, authority or instrumentality of any kind (a “Governmental Entity”) is required to be obtained or made by or with respect to Seller, the Company or any Company Subsidiary in connection with the execution, delivery and performance of this Agreement or the other Transaction Documents or the consummation of the transactions contemplated hereby or thereby other than (i) those that may be required solely by reason of Buyer’s (as opposed to any other third party’s) participation in the transactions contemplated hereby (which are set forth on Section 4.02(b) of the Seller Disclosure Schedule), (ii) those Environmental Permits that are set forth on Section 4.02(b) of the Seller Disclosure Schedule and (iii) other than with respect to Environmental Permits, such consents, approvals, licenses, permits, orders, authorizations, registrations, declarations and filings, the absence of which, or the failure to make which, individually or in the aggregate, would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole.

SECTION 4.03                                      The Shares.  Seller has good and valid title to the Shares capable of being conveyed to Buyer, free and clear of any Liens.  Assuming Buyer has the requisite power and authority to be the lawful owner of the Shares, upon delivery to Buyer at the Closing of certificates representing the Shares, duly endorsed by Seller for transfer to Buyer in accordance with Section 2.01, and upon Seller’s receipt of the Closing Date Amount in accordance with

Section 2.01, good and valid title to the Shares capable of being conveyed to Buyer will pass to Buyer, free and clear of any Liens, other than those arising from acts of Buyer or its Affiliates.  Other than this Agreement, the Shares are not subject to any voting trust agreement or other contract, agreement or commitment, including any such contract, agreement or commitment restricting or otherwise relating to the voting, dividend rights or disposition of the Shares.

SECTION 4.04                                      Organization and Standing; Books and Records.  The Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation.  The Company has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, would not reasonably be expected to be material to the Company and the Company Subsidiaries.  The Company is duly qualified and in good standing to do business as a foreign corporation in each jurisdiction in which the conduct or nature of its business or the ownership, leasing or holding of its properties makes such qualification necessary, except such jurisdictions where the failure to be so qualified or in good standing, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect.  Seller has prior to the execution of this Agreement made available to Buyer true and complete copies of the Certificate of Incorporation and Bylaws, each as amended to the date hereof, of the Company.

SECTION 4.05                                      Capital Stock of the Company.  The authorized capital stock of the Company consists of sixty thousand (60,000) shares of common stock, no par value, of which one thousand (1,000) shares, constituting the Shares, are duly authorized and validly issued and outstanding, fully paid and nonassessable, and are being offered, sold and delivered pursuant to this Agreement in compliance with all Applicable Law (assuming the representations and warranties set forth in Section 6.03 are true and correct).  Seller is the sole and exclusive record and beneficial owner of the Shares.  Except for the Shares, there are no shares of capital stock or other equity securities of the Company outstanding.  The Shares have not been issued in violation of, and are not subject to, any right of first refusal, preemptive, subscription or similar rights under any provision of Applicable Law, the Certificate of Incorporation or Bylaws of the Company, any contract, agreement or instrument to which the Shares are subject or Seller, the Company or any Company Subsidiary is subject, bound or a party or otherwise.  There are no outstanding warrants, options, rights, “phantom” stock rights, agreements, convertible or exchangeable securities or other commitments (other than this Agreement) (a) pursuant to which Seller or the Company is or may become obligated to issue, sell, purchase, return or redeem any shares of capital stock or other securities of the Company or (b) that give any person the right to receive any benefits or rights similar to any rights enjoyed by or accruing to the holders of shares of capital stock of the Company.  There are no outstanding bonds, debentures, notes or other Indebtedness having the right to vote on any matters on which stockholders of the Company may vote.

SECTION 4.06                                      Company Subsidiaries; Equity Interests.  (a) Section 4.06(a) of the Seller Disclosure Schedule sets forth all direct and indirect subsidiaries of the Company (each a “Company Subsidiary”), listing each Company Subsidiary’s name, type of entity, jurisdiction, authorized capital stock, membership interests or equivalent, the number and type of its issued and outstanding shares of capital stock, membership units or similar ownership interests, and the current ownership of such shares, membership units or similar ownership interests.

(b)                                 Except for the Company Subsidiaries, there are no other corporations, limited liability companies, partnerships, joint ventures, associations or other entities or persons in which the Company or any Company Subsidiary owns, of record or beneficially, any direct or indirect equity or other interest or any right (contingent or otherwise) to acquire the same.

(c)                                  Each Company Subsidiary is duly formed, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation.  Each Company Subsidiary has full organizational power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, would not be reasonable be expected to be material to the Company and the Company Subsidiaries.  Each Company Subsidiary is duly qualified and in good standing to do business as a foreign corporation or other organization in each jurisdiction in which the conduct or nature of its business or the ownership, leasing or holding of its properties makes such qualification necessary, except such jurisdictions where the failure to be so qualified or in good standing, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect.  Seller has prior to the execution of this Agreement made available to Buyer true and complete copies of the organizational documents, each as amended to the date hereof, of each of the Company Subsidiaries.

(d)                                 All of the issued and outstanding equity securities of each Company Subsidiary have been duly authorized and validly issued, and are fully paid and nonassessable.  The Company or one or more of the Company Subsidiaries is or are the sole and exclusive record and beneficial owner(s) of all of the outstanding equity securities of each Company Subsidiary.  The outstanding equity securities of each Company Subsidiary have not been issued in violation of, and are not subject to, any right of first refusal, preemptive, subscription or similar rights under any provision of Applicable Law, the organizational documents of such Company Subsidiary, or any contract, agreement or instrument to which the equity interests of any Company Subsidiary or to which Seller, the Company or such Company Subsidiary is subject, bound or otherwise a party.  With respect to each Company Subsidiary, there are no outstanding warrants, options, rights, “phantom” stock rights, agreements, convertible or exchangeable securities or other commitments (i) pursuant to which Seller, the Company or any Company Subsidiary is or may become obligated to issue, sell, purchase, return or redeem any shares of capital stock or other securities of such Company Subsidiary or (ii) that give any person the right to receive any benefits or rights similar to any rights enjoyed by or accruing to the holders of shares of capital stock or other securities of such Company Subsidiary.

SECTION 4.07                                      Financial Statements.  Section 4.07 of the Seller Disclosure Schedule sets forth (i) the preliminary estimate of the unaudited consolidated statement of net assets of the Company and the Company Subsidiaries as of December 31, 2014, and the unaudited consolidated income statement as of December 31, 2014, and (ii) preliminary estimate of the unaudited consolidated statement of net assets of the Company and the Company Subsidiaries as of March 31, 2015 (the “Balance Sheet”), and the unaudited consolidated income statement for the three month period ended March 31, 2015 (clauses (i) and (ii) collectively, the “Financial Statements”).  The Financial Statements have been prepared in conformity with the Seller Accounting Policies consistently applied, and do not include allocations for corporate overhead or other costs or inter-company revenue items, and taking into account all of the foregoing qualifications, on that basis fairly present in all material respects the consolidated financial condition and results of operations of the Company and the Company Subsidiaries as of the respective dates thereof and for the respective periods indicated.

SECTION 4.08                                      Undisclosed Liabilities.  Except for matters reflected or reserved against in the Financial Statements, neither the Company nor any of the Company Subsidiaries has any liability or obligation (whether known, unknown, asserted, unasserted, absolute, accrued, unacccrued, contingent, fixed, liquidated, unliquidated, due, to become due or otherwise) of any nature that would be required under GAAP, as in effect on the date of this Agreement, to be reflected on a consolidated balance sheet of the Company and the Company Subsidiaries (including the notes thereto), except liabilities that (A) were incurred since the date of the Balance Sheet in the ordinary course of business consistent with past practices (for purposes of clause (A), none of which is a material liability resulting from breach of contract, breach of warranty, violation of Applicable Law or an environmental liability or clean-up obligation), (B) are incurred in connection with the transactions contemplated by this Agreement or (C) would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole.  As of the date hereof, the Company and the Company Subsidiaries do not and, as of the Closing, will not, have any (i) liabilities or obligations for fees payable to Affiliates, (ii) liabilities for transaction bonuses, or liabilities for Transaction Expenses incurred at any time from June 18, 2014 through the Closing Date, (iii) deferred long-term liabilities, seller notes or earn-outs or (iv) liabilities arising under any interest rate, currency, commodity or other similar swap, cap, collar, futures Contract or other hedging arrangement.

SECTION 4.09                                      Taxes.

(a)                                 (i) Each material Tax Return required to be filed by or on behalf of the Company or any Company Subsidiary has been timely filed and each such Tax Return is true, correct and complete in all material respects, (ii) all Taxes due and owing by or with respect to the Company or any Company Subsidiary (whether or not shown on any Tax Return) have been timely paid in full, and (iii) no material Tax liens have been filed and no material claims are being asserted in writing with respect to any Taxes of the Company or any Company Subsidiary, other than Permitted Liens.

(b)                                 Neither the Company nor any Company Subsidiary is a “United States real property holding corporation” within the meaning of Section 897 of the Code.

(c)                                  Neither the Company nor any Company Subsidiary has requested or filed any extension of time for the assessment or collection of any Tax or waived any statute of limitations in respect of Taxes.

(d)                                 Neither the Company nor any Company Subsidiary (i) is the subject of any material audit or other Proceeding with respect to Taxes; (ii) has received or is otherwise subject to any notice of deficiency or proposed adjustment for any amount of Tax relating to the Company or any Company Subsidiary; and (iii) has received or is otherwise subject to any notice from any Governmental Entity of any intent to open such an audit or proceeding with respect to Taxes relating to the Company or any Company Subsidiary.  No claim has ever been made in writing by an authority in a jurisdiction where the Company or any Company Subsidiary does not file Tax Returns that the Company or any Company Subsidiary is or may be subject to Tax by that jurisdiction.

(e)                                  The Company and each Company Subsidiary has in all material respects timely withheld and paid, or caused to be paid, all Taxes required to have been withheld and paid by it in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.

(f)                                   Neither the Company nor any Company Subsidiary has been the “distributing corporation” or the “controlled corporation” (in each case, within the meaning of Section 355(a)(1) of the Code) with respect to a transaction described in Section 355 of the Code.

(g)                                  Neither the Company nor any Company Subsidiary has any liability under Treasury Regulations Section 1.1502-6 (or any comparable or similar provision of federal, state, local or foreign law), other than liability with respect to Taxes of a Seller consolidated group which includes Seller.

(h)                                 Neither the Company nor any Company Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) installment sale or open transaction disposition made on or prior to the Closing Date; (iii) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law); (iv) prepaid amount received on or prior to the Closing Date; or (v) election under Section 108(i) of the Code.

(i)                                     Neither the Company nor any Company Subsidiary has engaged in any “listed transaction” as defined in the Treasury Regulations promulgated under Section 6011 of the Code.

(j)                                    Neither the Company nor any Company Subsidiary is a party to any Tax sharing, allocation, indemnity or similar agreement or arrangement (other than any agreement or arrangement entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes) pursuant to which it will have any obligation to make any payments after the Closing.

(k)                                 Notwithstanding any other provision of this Agreement, Seller makes no representation or warranty as to the amount or availability of any Tax attributes of the Company or any Company Subsidiary, including, without limitation, any net operating loss, tax credit or tax basis.

SECTION 4.10                                      Assets Other than Real Property Interests.  The Company or one or more of the Company Subsidiaries has good and valid title to all material assets and properties reflected on the Balance Sheet or thereafter acquired, except those sold or otherwise disposed of since the date of the Balance Sheet in the ordinary course of business and not in violation of this Agreement (the “Assets”), in each case free and clear of all Liens , except (a) such as are set forth in Section 4.10 of the Seller Disclosure Schedule; (b) mechanics’, carriers’, workmen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business for amounts that are not yet delinquent or are being contested in good faith; and (c) Liens for Taxes and other governmental charges which are not due and payable or which may thereafter be paid without penalty or interest or are being contested in good faith by appropriate proceedings (the Liens described in clauses (a), (b), (c) and (d) above are hereinafter referred to collectively as “Permitted Liens”).  Except as set forth in Section 4.10 of the Seller Disclosure Schedule, the Assets (x) are in such condition and repair (ordinary wear and tear excepted) as is sufficient to operate the businesses of the Company and the Company Subsidiaries, consistent with past practice, (y) constitute all of the assets (tangible and intangible) used by the Company and the Company Subsidiaries for the business of the Company and the Company Subsidiaries during the periods covered by the Financial Statements and (z) are suitable for the uses for which they are intended.

This Section 4.10 does not relate to real property or interests in real property or Intellectual Property Rights, such items being the subjects of Sections 4.11, 4.12 and 4.13, respectively.

SECTION 4.11                                      Real Property.

(a)                                 Section 4.11(a) of the Seller Disclosure Schedule sets forth the address and description of each real property owned by the Company or any Company Subsidiary (the “Owned Real Property”).  Except as set forth on Section 4.11(a) of the Seller Disclosure Schedule, the Company or one or more of the Company Subsidiaries has not granted any third-party the right to use or occupy the Owned Real Property, whether by written lease, sublease, license, or any other written agreement, and no third party is occupying, and to the knowledge of Seller, no third party intends to occupy, the Owned Real Property.

(b)                                 Section 4.11(b) of the Seller Disclosure Schedule sets forth a complete list of all real property and interests in real property leased by, subleased, or licensed to the Company or one or more of the Company Subsidiaries pursuant to any written or, to the knowledge of the Seller, oral agreement (individually, a “Leased Property”).  Except as set forth on Section 4.11(b) of the Seller Disclosure Schedule, the Company or one or more of the Company Subsidiaries has not subleased, licensed, assigned, or otherwise granted any third-party the right to use or occupy any of the Leased Property by written instrument or, to the knowledge of the Seller, oral agreement.

(c)                                  The Company or one or more of the Company Subsidiaries has good and valid title to the leasehold estates in all Leased Property and has made true, correct, and complete copies of all written or, to the knowledge of the Seller, oral leases for the Leased Property available to Buyer.  The Company or one or more of the Company Subsidiaries has good and marketable fee simple title to all Owned Real Property (a Leased Property and an Owned Real

Property being sometimes referred to herein, individually, as a “Company Property”) and in each case the Company Property is free and clear of all mortgages, Liens, leases, assignments, subleases, easements, covenants, rights of way and other similar restrictions of any nature whatsoever, except (i) such as are set forth in Section 4.11(c) of the Seller Disclosure Schedule; (ii) Permitted Liens; (iii) easements, covenants, rights of way and other similar restrictions of record; (iv) any conditions that may be shown by a current, accurate survey or physical inspection of any Company Property made prior to the Closing and (v) (A) zoning, building and other similar restrictions, (B) mortgages, Liens, easements, covenants, rights of way and other similar restrictions that have been placed by any developer, landlord or other third party on property over which the Company or one or more of the Company Subsidiaries has easement rights or on any Company Property and subordination or similar agreements relating thereto, and (C) unrecorded easements, covenants, rights of way and other similar restrictions, none of which items set forth in clause (v), individually or in the aggregate, materially impair the continued use and operation of the property to which they relate in the business of the Company and the Company Subsidiaries as presently conducted.  Neither the Company nor any Company Subsidiary has received written notice of and there is no pending, and, to the knowledge of Seller, threatened condemnation proceeding affecting any Owned Real Property.

SECTION 4.12                                      Intellectual Property.  (a) Section 4.12(a) of the Seller Disclosure Schedule sets forth as of the date hereof a complete list of (i) all Company Registered Intellectual Property and specifies, where applicable, the owner, the jurisdiction in which each such item of Company Registered Intellectual Property has been filed, issued or registered, and the respective application and registration numbers and dates (and, with respect to domain names, the registrar), (ii) software owned or used by the Company or any Company Subsidiary (identifying for each, the owner), other than “shrink wrap” and other commercially available software licensed on standard, non-negotiated terms with a replacement cost or annual license, maintenance, subscription and other fees of less than $25,000 in the aggregate, and (iii) material unregistered trademarks used by the Company or any Company Subsidiary.  All necessary registration, maintenance and renewal fees currently due in connection with each item of Company Registered Intellectual Property have been made and all necessary documents, recordations and certificates in connection with such Company Registered Intellectual Property have been filed with the appropriate Governmental Entity.

(b)                                 The Company or one or more of the Company Subsidiaries has good and marketable title to, and exclusively owns all right, title and interest in and to, each material item of Company Intellectual Property owned by the Company or any Company Subsidiary.  The Company Intellectual Property owned by the Company or one or more of the Company Subsidiaries is free and clear of any Liens, except for Permitted Liens or non-exclusive licenses with respect to such Company Intellectual Property granted in the ordinary course of business.  To the knowledge of Seller, the Company Registered Intellectual Property owned by the Company or any Company Subsidiary is valid, subsisting and enforceable.  No outstanding order, consent, settlement, decree, injunction, ruling, judgment or stipulation restricts the use, ownership, transfer or licensing of Company Intellectual Property owned by the Company or any Company Subsidiary in any material respect.

(c)                                  To the knowledge of Seller, the Company has not, since June 18, 2014, infringed or misappropriated, and the operation of the business of the Company and the Company

Subsidiaries as such business is currently conducted does not infringe or misappropriate, the Intellectual Property Rights of any person.  Since June 18, 2014, neither the Company nor any Company Subsidiary has received any written notice from any person or been subject to any claims (including oppositions or cancellation actions and demands or offers to license any Intellectual Property Rights) by any person (i) alleging that the operation of the business of the Company or any Company Subsidiary or any product or service of the Company or any Company Subsidiary, infringes, misappropriates, or otherwise conflicts with the Intellectual Property Rights of any third party or (ii) contesting the validity, use, ownership, enforceability or registrability of any of the Company Registered Intellectual Property.  To the knowledge of Seller, no person is infringing or misappropriating any Company Intellectual Property owned by the Company or any Company Subsidiary.

(d)                                 Seller and the Company have taken commercially reasonable steps to protect the rights of the Company and the Company Subsidiaries in, including the secrecy, confidentiality and value of, the confidential information and trade secrets that they wish to protect or any trade secrets or confidential information of third parties provided to the Company or any Company Subsidiary.

SECTION 4.13                                      Material Contracts.  Except as set forth in Section 4.13 of the Seller Disclosure Schedule (and excluding the Benefit Plans), neither the Company nor any Company Subsidiary is a party to any:

(a)                                 Contract or commitment limiting or restricting the ability of the Company or any Company Subsidiary, in any material respect, from engaging in or competing in any line of business in any territory or soliciting employees, service providers, customers or supplies;

(b)                                 Contract (other than an employment agreement or nonsolicitation/noncompetition agreement) with (i) Seller or any Affiliate of Seller (other than the Company or any Company Subsidiary) or (ii) any officer, director or employee of the Company, Seller, any Company Subsidiary or any other Affiliate of Seller;

(c)                                  Contract (other than any Contract terminable on less than 30 days’ notice without the payment of severance or similar benefits) for the employment of any officer or other employee on a full-time, part-time, or other basis providing annual compensation in excess of $100,000;

(d)                                 other than for (i) “shrink wrap” and other commercially available software licensed on standard, non-negotiated terms with a replacement cost or annual license, maintenance, subscription and other fee of less than $25,000 in the aggregate, (ii) non-disclosure agreements that provide no more than limited use rights of trade secrets or confidential information or (iii) non-exclusive licenses or sublicenses granted by the Company or any Company Subsidiary in the ordinary course of business, any Contracts, licenses, options or agreements (x) with respect to Company Intellectual Property licensed or transferred to any third party or (y) pursuant to which a third party has licensed or transferred any Intellectual Property Rights to the Company or any Company Subsidiary;

(e)                                  any Contract evidencing Indebtedness which, individually, is in excess of $100,000;

(f)                                   Contract (including so called take or pay or keepwell agreements) under which (i) any person has directly or indirectly guaranteed Indebtedness, liabilities or obligations of the Company or any Company Subsidiary or (ii) the Company or any Company Subsidiary has directly or indirectly guaranteed indebtedness, liabilities or obligations of any person (in each case other than endorsements for the purpose of collection in the ordinary course of business), in any such case which, individually, is in excess of $50,000;

(g)                                  Contract under which the Company or any Company Subsidiary has, directly or indirectly, made any advance, loan, extension of credit or capital contribution to, or other investment in, any person, in any such case which, individually is in excess of $50,000, or in the aggregate in excess of $150,000;

(h)                                 Contract pursuant to which any third party manages any business belonging to the Company or any of the Company Subsidiaries or is given the right (whether or not contingent) to operate or manage a business on the premises owned, operated or leased by the Company or any of the Company Subsidiaries;

(i)                                     Contract under which the Company or any Company Subsidiary is lessor of or permits any third party to hold or operate any material tangible property, owned or controlled by the Company or a Company Subsidiary;

(j)                                    material mortgage, pledge, security agreement, deed of trust or other instrument granting a Lien upon any Company Property, which Lien is not set forth in Sections 4.11(a), 4.11(b) or 4.11(c) of the Seller Disclosure Schedule;

(k)                                 Contract with any labor organization or with any association of employees for purposes of collective bargaining;

(l)                                     Contract (other than any Contract terminable on less than 30 days’ notice without the payment of any termination or similar benefits) for the engagement of any person providing advisory or consulting services (e.g., investment banking, regulatory, IT, legal or accounting) to the Company or the Company Subsidiaries and providing for annual compensation in excess of $100,000;

(m)                             joint venture or similar agreement (other than non-binding teaming agreements entered by the Company or any Company Subsidiary in the ordinary course of business);

(n)                                 Contract that provides for any person to be the exclusive or preferred provider of any product or service, or the exclusive or preferred recipient of any product or service during any period;

(o)                                 Contract granting to any person an option or a first refusal or similar preferential right to purchase or acquire any material asset of the business of the Company or any Company Subsidiary;

(p)                                 Contract pursuant to which the Company or any Company Subsidiary has any continuing indemnity or similar obligations or undertakings to any third person in respect of the sale of a business to such third person;

(q)                                 Contract that contains a power of attorney;

(r)                                    Contract that is a settlement, conciliation or similar agreement (i) with any Governmental Entity entered into any time since June 18, 2014, (ii) that will require the Company or any Company Subsidiary to pay consideration to any person or (iii) that would impose any material non-monetary obligations upon the Company or any Company Subsidiary after the date of this Agreement;

(s)                                   Contract with any of its current or former employees, directors or consultants that requires any sale, “stay-around,” “change of control,” retention, severance or similar bonuses or payments to current or former directors, officers, employees or consultants payable by the Company or any Company Subsidiary and agreed to by the Company or any Company Subsidiary on or before the date hereof where at least one of the conditions to such bonuses or payments is the closing of the transactions contemplated by this Agreement; or

(t)                                    Contract, lease, license, commitment or instrument to which the Company or any Company Subsidiary is a party or by or to which it or any of its assets or business is bound or subject which has an aggregate future liability to any person in excess of $500,000 and is not terminable by the Company by notice of not more than thirty (30) days for a cost of less than $250,000.

Each agreement, contract, lease, license, commitment or instrument required to be listed in Section 4.13 of the Seller Disclosure Schedule (collectively, the “Material Contracts”) is valid, binding and in full force and effect and is enforceable by the Company or the Company Subsidiary party thereto in accordance with its terms subject to the Bankruptcy and Equity Exception.  The Company and each Company Subsidiary have performed all material obligations required to be performed by them to date under the Material Contracts and neither the Company nor any Company Subsidiary is (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder and, to the knowledge of Seller, no other party to any of the Material Contracts, as of the date hereof, is (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder, nor does any condition exist that with notice or lapse of time or both would constitute such a material default thereunder by any such party.  There have been made available to Buyer, to the knowledge of Seller, true and complete copies of all of the Material Contracts.  The parties hereby acknowledge that all Contracts with Honeywell International, Inc. and its Affiliates, on one hand, and the Seller and its Affiliates, on the other hand, that relate to the Interim Remedial Measure for the Willis Avenue and Semet Tar Beds Site, shall be contracts to which only the Company and Company Subsidiaries, and none of the Seller or Seller’s Affiliates (other than the Company and Company Subsidiaries), have any rights relating thereto.

SECTION 4.14                                      Litigation.  Section 4.14 of the Seller Disclosure Schedule sets forth a list of all pending or, to the knowledge of Seller, threatened lawsuits, claims, complaints, arbitrations, actions, causes of actions, governmental, regulatory or administrative agency investigations, hearings or legal or arbitral proceedings (collectively, “Proceedings”) since June 18, 2014 against the Company or any Company Subsidiary or any of their respective properties, assets, operations or businesses, other than any Proceeding involving a claim against the Company or any Company Subsidiary which would reasonably be likely to result in liability of less than $50,000 individually or less than $150,000 in the aggregate.  Neither the Company nor any Company Subsidiary is a party or subject to or in material default under any judgment, order, injunction, award, settlement, decree or writ (collectively, “Orders”) of any Governmental Entity or arbitration tribunal applicable to it or any of its respective properties, assets, operations or business.  This Section 4.14 does not relate to matters with respect to environmental matters, which are the subject of Section 4.19, or to matters with respect to employee benefits or ERISA matters, which are the subject of Section 4.15.

SECTION 4.15                                      Benefit Plans.  (a) Section 4.15(a) of the Seller Disclosure Schedule contains a list of all written “employee benefit plans” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”)) and all other material employment, severance, change in control, retention, consulting, vacation benefits, retirement, post-retirement, bonus, stock option, deferred and incentive compensation plans, policies and programs or any other material compensatory and fringe benefits plans, policies and programs (excluding workers’ compensation, unemployment compensation and other government programs) (1) maintained or contributed to by the Company or any Company Subsidiary (other than the Multiemployer Plans, the “Company Plans”) or (2) maintained or contributed to by Seller or any of its Affiliates (other than the Company or any Company Subsidiary) for the benefit of current or former employees of the Company or any Company Subsidiary or any employee set forth in Section 8.07(a) of the Seller Disclosure Schedule (other than Multiemployer Plans, the “Seller Plans,”  and collectively with the Company Plans, the “Benefit Plans”).  Section 4.15(a) of the Seller Disclosure Schedule separately identifies the Company Plans and the Seller Plans.

(b)                                 Seller has delivered the following documents to Buyer with respect to each Company Plan:  (1) correct and complete copies of all documents embodying such Company Plan, (2) the most recent summary plan description together with the summary or summaries of material modifications thereto, if any, (3) all Internal Revenue Service or Department of Labor determination, opinion, notification and advisory letters, (4) the most recent annual report (Form Series 5500 and all schedules and financial statements attached thereto), if any, and (5) all material correspondence to or from any Governmental Entity received since June 18, 2014.

(c)                                  Each Company Plan has been established, documented, and maintained in compliance in all material respects with, to the extent applicable to such plan, ERISA, the Code, and all Applicable Laws.  Each Company Plan intended to be qualified under Section 401(a) of the Code and each related trust intended to qualify under Section 501(a) of the Code has obtained a currently effective favorable determination notification, advisory and/or opinion letter, as applicable, as to its qualified status (or the qualified status of the master or prototype form on which it is established) from the Internal Revenue Service, and no amendment to such Company Plan has been adopted since the date of such letter covering such Company Plan that would reasonably be expected to adversely affect such favorable determination.  With respect to each Company Plan, (i) in all material respects, no breaches of fiduciary duty or other failures to act or comply in connection with the administration or investment of the assets of such

Company Plan have occurred, (ii) no lien has been imposed under the Code, ERISA or any other applicable law, and (iii) there have been no non-exempt prohibited transactions (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Company Plan that could reasonably be expected to result in material liability.

(d)                                 Neither the Company nor any Company Subsidiaries nor any entity which is considered a “single employer” with the Company or any Company Subsidiaries under Section 414(b), (c), (m) or (o) of the Code (an “ERISA Affiliate”) maintains or has an obligation to contribute, and neither the Company nor any Company Subsidiary otherwise has any liability (contingent or otherwise), with respect to (i) a plan described in Section 413 of the Code, (ii) a plan subject to Title IV of ERISA or (iii) a plan subject to the minimum funding standards of Section 412 of the Code or Section 302 of ERISA.  Neither the Company nor any Company Subsidiaries has incurred any liability or obligation, with respect to any “employee benefit plan” (as defined in Section 3(3) of ERISA) that is not sponsored by it by reason of being treated as a single employer with any ERISA Affiliate (other than the Company and the Company Subsidiaries).  No Proceedings, audits, or investigations (other than routine benefit claims) are pending or, to the knowledge of Seller, threatened against or relating to any Company Plan, or any fiduciary thereof.  In all material respects, all payments, benefits, contributions (including all employer contributions and employee salary reduction contributions) and premiums related to each Company Plan, including all bonuses, benefits and other compensation due to or on behalf of any employees or other service providers, have been timely paid or made in accordance with the requirements of Applicable Law or, to the extent not yet due, properly accrued in accordance with GAAP.  No Benefit Plan has any unfunded liabilities that have not been properly accrued in accordance with GAAP.

(e)                                  Except as set forth in Section 4.15(e) of the Seller Disclosure Schedule, none of the Company, any Company Subsidiary or any ERISA Affiliate contributes to or has any actual or potential liability with respect to any multiemployer plan (as defined in Section 3(37) of ERISA) (each, a “Multiemployer Plan”).  None of the Company, any Company Subsidiary or any ERISA Affiliate has incurred any withdrawal liability with respect to any Multiemployer Plan.  To the knowledge of Seller, no Multiemployer Plan (i) has filed a notice of reorganization, insolvency or termination under Section 4041A of Title IV of ERISA, (ii) is in “at risk” status within the meaning of Section 430(i) of the Code, or (iii) is in “endangered status” or “critical status” within the meaning of Section 432(b) of the Code.  The Company, each Company Subsidiary and each ERISA Affiliate has made all required contributions to any Multiemployer Plan when due.

(f)                                   No Company Plan provides benefits with respect to any former or current employee of the Company or any Company Subsidiary or any employee set forth in Section 8.07(a) of the Seller Disclosure Schedule, or any spouse or dependent of any such employee, beyond the employee’s retirement or other termination of employment other than (1) coverage mandated by Part 6 of Title I of ERISA or Section 4980B of the Code, or (2) benefits in the nature of severance pay with respect to one or more of the employment contracts set forth in Section 4.15(a) of the Seller Disclosure Schedule.

(g)                                  Except with respect to payments disclosed on Section 4.15(g) of the Seller Disclosure Schedule, the transactions contemplated by this Agreement shall not, either alone or in connection with other events, give rise to the payment of any amount that would not be deductible by the Company or any Company Subsidiary by reason of Section 280G of the Code.  Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby will (i) entitle any current or former employee, consultant or director to any payment; (ii) increase the amount of compensation or benefits due to any such employee, consultant or director; or (iii) accelerate the vesting, funding or time of payment of any compensation, equity award or other benefit.

SECTION 4.16                                      Absence of Changes or Events.  (a) Since June 18, 2014 to the date hereof, there has not been any Material Adverse Effect.

(b)           Except as contemplated by this Agreement, since June 18, 2014, Seller has caused the business of the Company and the Company Subsidiaries to be conducted in the ordinary course consistent with past practices and, since the date of the Balance Sheet, neither the Company nor any Company Subsidiary has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 5.02.

SECTION 4.17                                      Compliance with Applicable Laws.  (a) Except as set forth in Section 4.17 of the Seller Disclosure Schedule, the Company and each Company Subsidiary is and has been since June 18, 2014, in material compliance with all applicable statutes, laws, ordinances, codes, rules, Orders, regulations and other requirements promulgated by any Governmental Entity (“Applicable Law”).  Neither Seller nor the Company has received any written communication since June 18, 2014 from a Governmental Entity that alleges that the Company or any Company Subsidiary is in violation in any material respect with any Applicable Law or Order.  This Section 4.17(a) does not relate to matters with respect to Taxes, which are the subject of Section 4.08, to employee benefit or ERISA matters which are the subject of Section 4.15 or to environmental matters, which are the subject of Section 4.19.

(b)                                 The Company and the Company Subsidiaries have all governmental franchises, licenses, permits, authorizations, approvals, consents, certificates, exemptions and qualifications of, and have made all required registrations with, any Governmental Entity that are material to the conduct of the business of the Company and the Company Subsidiaries, or the use of any material properties of the Company and the Company Subsidiaries (other than the Environmental Permits, which are addressed separately in Section 4.19) (collectively, the “Permits”).  The Company and the Company Subsidiaries have maintained the effectiveness of their respective Permits, including the timely submission of applications for renewal or reissuance of such Permits.  No Proceeding to revoke, limit or modify any of such Permits has been served upon the Company or any of the Company Subsidiaries, or is pending, or to the knowledge of the Company is threatened, and the Company and the Company Subsidiaries are, and have at all times been, in compliance in all material respects with all terms and conditions of such Permits since June 18, 2014.  No loss or expiration of any Permit is pending or, to the knowledge of the Company, threatened (excluding as a result of the transactions contemplated herein), other than by reason of expiration of such Permit in the ordinary course (and for which the Company or applicable Company Subsidiary expects to obtain a replacement Permit prior to or substantially simultaneously with such expiration).  All Permits are valid and in full force and effect.  Section 4.17(b) of the Seller Disclosure Schedule sets forth a true and complete list of all Permits.

SECTION 4.18                                      Employee and Labor Matters.  (a) There is not and since June 18, 2014 there has not been, any labor strike, dispute, work stoppage or lockout pending, or, to the knowledge of Seller, threatened, against the Company or any Company Subsidiary; (b) to the knowledge of Seller, no union organizational campaign has occurred since June 18, 2014 with respect to the employees of the Company or any Company Subsidiary and no question concerning representation exists or has existed since such date respecting such employees; (c) there is, and since June 18, 2014 there has been, no unfair labor practice charge or complaint against the Company or the Company Subsidiaries pending, or, to the knowledge of Seller, threatened, before the National Labor Relations Board; (d) there are, and since June 18, 2014 there have been, no pending, or, to the knowledge of Seller, threatened, material union grievances against the Company or any of the Company Subsidiaries; (e) there are, and since June 18, 2014 there have been, no pending, or, to the knowledge of Seller, threatened, charges against the Company or any of the Company Subsidiaries or any of their respective current or former employees before the Equal Employment Opportunity Commission or any state or local agency responsible for the prevention of unlawful employment practices; and (f) neither Seller nor the Company has received written notice of the intent of any Governmental Entity responsible for the enforcement of labor or employment laws to conduct an investigation of the Company or any Company Subsidiary and, to the knowledge of Seller, no such investigation is in progress.  The Company and each Company Subsidiary is, and since June 18, 2014, has remained in compliance in all material respects with all applicable statutes, laws, ordinances, rules, orders and regulations of any Governmental Entity pertaining to employment and employment practices.  Neither the Company nor any Company Subsidiary has any outstanding liability under the federal Worker Adjustment and Retraining Notification Act, or any similar applicable state or local law, with respect to employee layoffs implemented since June 18, 2014.  Except as set forth in Section 4.18 of the Seller Disclosure Schedule, neither the Company nor any Company Subsidiary has terminated the employment of any employee within 90 days of the date hereof.

SECTION 4.19                                      Environmental Matters.

(a)                                 The Company and the Company Subsidiaries are, and at all times since June 18, 2014 have been, in compliance in all material respects with all Environmental Laws.

(b)                                 The Company and the Company Subsidiaries have, and have at all times since June 18, 2014 had, all material governmental franchises, licenses, permits, orders, registrations, authorizations and approvals required pursuant to Environmental Laws for the operations of the Company and the Company Subsidiaries (“Environmental Permits”), and all such Environmental Permits are in full force and effect.  The Company and the Company Subsidiaries have each taken all actions required to maintain the effectiveness of their respective Environmental Permits, including the timely submission of applications for renewal or reissuance of such Environmental Permits.  No claim to revoke, limit or modify any of such Environmental Permits has been served upon the Company or any of the Company Subsidiaries, or is pending, or to the knowledge of the Company is threatened, and the Company and the Company Subsidiaries are, and have at all times been, in compliance in all material respects with all terms and conditions of such Environmental Permits since June 18, 2014.

(c)                                  No Hazardous Substances have been Released since June 18, 2014 by or as a result of any action or omission of the Company, the Company Subsidiaries or any other person on or under any real property currently or formerly owned, leased or operated by the Company or any of the Company Subsidiaries, including to the soil, groundwater, surface water or structures, that requires or would require the Company or any of the Company Subsidiaries to undertake any Remedial Action or has resulted or would otherwise result in the assertion of a material claim under any Environmental Law against the Company or any of the Company Subsidiaries or so as to give rise to any current or future material liabilities under any Environmental Law for the Company or any of the Company Subsidiaries.

(d)                                 None of the Company or the Company Subsidiaries since June 18, 2014 have generated, treated, stored, disposed of, transported or arranged for transportation or disposal of, or exposed any person to, any Hazardous Substance in a manner that would result in the assertion of a material Environmental Claim against any of the Company or the Company Subsidiaries or so as to give rise to any current or future material liabilities (including any obligation to undertake any Remedial Action) under any Environmental Law for the Company or any of the Company Subsidiaries.

(e)                                  None of the Company or the Company Subsidiaries are subject to any Environmental Claim that is currently pending or, to the knowledge of the Company, threatened against the Company or any of the Company Subsidiaries nor is there any pending or, to the knowledge of the Company, threatened investigation by any Governmental Entity or other person that could result in the assertion of a material Environmental Claim against the Company or any of the Company Subsidiaries.

(f)                                   Since June 18, 2014, none of the Company or the Company Subsidiaries have received any notice, report, order, directive or other information regarding any actual or alleged material violation of, or liability (including any obligation to undertake any Remedial Action) under, Environmental Laws with respect to any of its businesses, properties or facilities.

(g)                                  Since June 18, 2014, none of the Company or the Company Subsidiaries have, either expressly or by operation of Applicable Law, assumed, undertaken, or provided an indemnity that is unexpired with respect to any material liability (including any obligation to undertake any Remedial Action) of any other person relating to Environmental Laws, except for (i) any indemnities set forth in service contracts or agreements or customer purchase orders (collectively, “Customer Service Contracts”) entered between the Company or any Company Subsidiary and its customers under which the Company or such Company Subsidiaries must indemnify, defend or hold harmless or otherwise be held liable to such customers for any Environmental Claims resulting from the services provided by the Company or such Company Subsidiary pursuant to such Customer Service Contracts and (ii) the environmental guarantees set forth in the L&L Guaranty.

(h)                                 Since June 18, 2014, none of the Company or the Company Subsidiaries have owned, operated or leased any real property other than as listed on Section 4.11 of the Seller Disclosure Schedule.

(i)                                     To the knowledge of Seller, there are no above ground or underground storage tanks, asbestos containing materials or transformers containing or contaminated with Polychlorinated Biphenyls at, on, about or beneath any of the owned, operated or leased real property listed on Section 4.11 of the Seller Disclosure Schedule, in each case that would give rise to any material liabilities under any Environmental Law for the Company or any of the Company Subsidiaries.

(j)                                    The business operations at the Rahway Site are properly classified within the scope of North American Industry Classification System (“NAICS”) 562998, titled “All Other Miscellaneous Waste Management Services - Tank Cleaning and Disposal Services, Commercial or Industrial,” and, as a result, the Rahway Site is an “industrial establishment” subject to compliance with the requirements of ISRA due to the transactions described in this Agreement.

(k)                                 The business operations at the Linden Site are properly classified within the scope of NAICS 562910, titled “Remediation Services,” and, as a result, the Linden Site is not an “industrial establishment” subject to compliance with the requirements of ISRA due to the transactions described in this Agreement.

(l)                                     The representations and warranties set forth in Section 4.02 (No Conflicts; Consents), Section 4.07 (Financial Statements; Undisclosed Liabilities), Section 4.16 (Absence of Certain Changes or Events) and this Section 4.19 are the sole and exclusive representations and warranties of the Company and the Company Subsidiaries pertaining to or relating to matters arising under Environmental Law or other environmental matters (“Environmental Matters”), and no other representation or warranty of the Company or any Company Subsidiary set forth in this Agreement shall be read or construed so as to address Environmental Matters.

(m)                             The Company and the Company Subsidiaries have made available to Buyer complete and accurate copies of all material environmental reports, audits, permits, compliance statements or assessments prepared or updated since June 18, 2014 that are in the possession or under the reasonable control of the Company or the Company Subsidiaries.

SECTION 4.20                                      Broker’s Fees.  There is no investment banker, broker, finder or other intermediary or other person that has been retained by or is authorized to act on behalf of Seller, the Company or any of the Company Subsidiaries who is entitled to any fee or commission from Seller or any of its Affiliates in connection with the transactions contemplated by this Agreement.

SECTION 4.21                                      Affiliated Transactions.  Except for employment relationships and the payment to employees of compensation and benefits in the ordinary course of business and except as set forth on Section 4.21 of the Seller Disclosure Schedule, no officer, director or Affiliate (other than the Company or any Company Subsidiary or Mr. Lou Galasso III) of Seller, the Company or any Company Subsidiary (i) is, directly or indirectly, a party to any Contract with the Company or any Company Subsidiary, or (ii) owns or has, directly or indirectly, any interest in any asset, property or right, tangible or intangible, used by the Company or any Company Subsidiary.

SECTION 4.22                                      Insurance.

(a)                                 The Company has, or has caused to be made, available to Buyer all of the insurance policies or binders for which the Company or any Company Subsidiary is a policyholder or which covers the business or assets of the Company or the Company Subsidiaries, in each case that are in effect as of the date hereof (“Insurance Policies”), and Section 4.22 of the Seller Disclosure Schedule sets forth a complete list of the Insurance Policies.  All Insurance Policies are in full force and effect in accordance with their terms and all premiums with respect thereto covering all periods up to and including the Closing Date have been paid or will be paid when due, and the Company and Company Subsidiaries have complied in all material respects with the provisions of such Insurance Policies.  Since June 18, 2014, neither the Company nor any Company Subsidiary has received any written notice canceling or amending any of the Insurance Policies, increasing any deductibles or retained amounts thereunder, increasing premiums payable thereunder or notifying the Company or any Company Subsidiary that it is in default of an Insurance Policy.  There is no claim by the Company or any Company Subsidiary pending under any of Insurance Policy as to which coverage has been denied or disputed in writing by the underwriters or in respect of which the underwriters have reserved their rights.  This Section 4.22 shall not apply to insurance policies that are related to Benefit Plans.

(b)                                 Section 4.22(b) of the Seller Disclosure Schedule sets forth a list of all surety and performance bonds, letters of credit or similar instruments issued by or on behalf of the Company or any Company Subsidiary or with respect to the business of the Company or any Company Subsidiary.

SECTION 4.23                                      Customers and Suppliers.

(a)                                 Section 4.23(a) of the Seller Disclosure Schedule sets forth a list of the ten (10) largest customers of the Company on a consolidated basis with the Company Subsidiaries as measured by the aggregate revenue received by the Company on a consolidated basis with the Company Subsidiaries from such customers for the twelve-month period commencing on January 1, 2014 and ending on December 31, 2014.  Since June 18, 2014, none of the Company or any Company Subsidiary has received any written notice from any such customer to the effect that such customer will stop, or materially decrease the rate of, buying products or services from the Company or any Company Subsidiary.

(b)                                 Section 4.23(b) of the Seller Disclosure Schedule sets forth a list of the ten (10) largest suppliers of the Company on a consolidated basis with the Company Subsidiaries as measured by the aggregate expenses accrued by the Company on a consolidated basis with the Company Subsidiaries with respect to payments to such suppliers for the twelve month period commencing on January 1, 2014 and ending on December 31, 2014.  Since June 18, 2014, none of the Company or any Company Subsidiary has received any written notice from any such supplier to the effect that such supplier will stop, materially decrease the rate of, or materially and adversely change the terms (whether related to payment, price or otherwise) with respect to, supplying materials, products or services to the Company or any Company Subsidiary.

ARTICLE V

Covenants of Seller

Seller covenants and agrees as follows:

SECTION 5.01                                      Access.  From the date hereof to the Closing, Seller shall, and shall cause the Company and the Company Subsidiaries to, give Buyer and its representatives, employees, counsel and accountants reasonable access, during normal business hours and upon reasonable notice, to the personnel, properties, books and records of the Company and the Company Subsidiaries (including, as applicable, the ability to make copies and abstracts thereof), and furnish Buyer with such financial and operating data and other information with respect to the business and properties of the Company and Company Subsidiaries as Buyer may from time to time reasonably request; provided, however, that such access does not unreasonably disrupt the normal operations of Seller or the Company or the Company Subsidiaries or cause the loss of any attorney-client privilege.  Without limiting the foregoing, from the date hereof to the Closing, Seller shall, and shall cause the Company and the Company Subsidiaries to, provide to Buyer monthly operating statements promptly after the conclusion of each fiscal month of the Company, which shall include monthly statements of profit and loss to the extent available.

SECTION 5.02                                      Ordinary Conduct.

(a)                                 Except as set forth in Section 5.02(a) of the Seller Disclosure Schedule or otherwise contemplated by the terms of this Agreement, from the date hereof to the Closing, Seller shall conduct the business of the Company and the Company Subsidiaries in all material respects in the ordinary course consistent with past practices and shall use commercially reasonable efforts to maintain and preserve intact the current business organization of the Company and the Company Subsidiaries and preserve the material rights and assets of the Company and the Company Subsidiaries and the relationships with customers, suppliers and employees of the Company and the Company Subsidiaries.

(b)                                 Except as set forth in Section 5.02(b) of the Seller Disclosure Schedule or otherwise expressly contemplated by the terms of this Agreement, from the date hereof to the Closing, neither the Company nor any Company Subsidiary shall, and Seller shall not permit the Company or any Company Subsidiary to, do any of the following without the prior written consent of Buyer (such consent not to be unreasonably withheld, conditioned or delayed):

(i)                                     amend its Certificate of Incorporation or Bylaws or similar governing documents;

(ii)                                  declare or pay any dividend or make any other distribution to its stockholder whether or not upon or in respect of any shares of its capital stock, other than dividends or other distributions paid or made solely to the Company or any other Company Subsidiary; provided, however, that Buyer acknowledges that the Company does not maintain cash balances and, prior to the Effective Time (but in no event thereafter), Seller will withdraw any cash balances of the Company;

(iii)                               redeem or otherwise acquire any shares of its capital stock or issue any capital stock or any option, warrant or right relating thereto or any securities convertible into or exchangeable for any shares of capital stock;

(iv)                              liquidate or dissolve;

(v)                                 (A) hire any new employees or individual service providers other than (x) in the ordinary course of business consistent with past practice with respect to employees or individual service providers with an individual annual compensation opportunity of less than $100,000 or (y) to replace any employee existing as of the date hereof who resigns or whose employment is terminated or (B) except as required by Applicable Law or as required by any Benefit Plan disclosed on Section 4.15(a) of the Seller Disclosure Schedule , adopt, amend or terminate any Benefit Plan or otherwise increase the benefits provided under any Benefit Plan or otherwise grant to any employee or individual service provider of the Company or any Company Subsidiary any increase in compensation or benefits, except, with respect to non-officer employees, in the ordinary course of business consistent with past practice or as may be required under existing agreements;

(vi)                              incur or assume any liabilities, obligations or indebtedness for borrowed money or guarantee any such liabilities, obligations or indebtedness, other than, prior to the Effective Time (but in no event thereafter), in the ordinary course of business; provided, that in no event shall the Company or any Company Subsidiary incur, assume or guarantee any long-term indebtedness for borrowed money;

(vii)                           permit, allow or suffer any of its assets to become subjected to any Lien (other than Permitted Liens);

(viii)                        cancel any material indebtedness (individually or in the aggregate) or waive any claims or rights of material value;

(ix)                              except for (A) dividends and distributions permitted under clause (ii) above, and (B) intercompany transactions in the ordinary course of business or necessary to settle intercompany accounts prior to the Closing, pay, loan or advance any amount to, or sell, transfer or lease any of its assets to, or enter into any agreement or arrangement with, Seller or any of its Affiliates other than the Company and the Company Subsidiaries;

(x)                                 make any change in any method of accounting or accounting practice or policy other than those required by United States generally accepted accounting principles or Applicable Law;

(xi)                              acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets (other than inventory or in the ordinary course of business consistent with past practices) which are material, individually or in the aggregate, to the business of the Company and the Company Subsidiaries;

(xii)                           (A) for any capital expenditure (other than those contemplated by clause (B) below), make or incur any capital expenditure that is not currently approved in writing or budgeted which, individually, is in excess of $75,000 or make or incur any such expenditures which, in the aggregate, are in excess of $250,000 and (B) for any growth capital expenditure, make or incur any such growth capital expenditure that is not approved or consented to by Mr. Lou Galasso III, unless, in the case of clause (A) and clause (B) above, such capital expenditure (whether or not a growth capital expenditure ) is required for safety or compliance purposes or required by Applicable Law or a Governmental Entity;

(xiii)                        sell, lease or otherwise dispose of any of its assets which are material, individually or in the aggregate, to the business of the Company and the Company Subsidiaries, except in the ordinary course of business consistent with past practices or enter into any lease of any personal property except leases entered into in the ordinary course of business consistent with past practices with aggregate lease payments for all such leases not in excess of $250,000;

(xiv)                       enter into any new lease of real property;

(xv)                          modify, amend, terminate or permit the lapse of any lease of, or reciprocal easement agreement, operating agreement or other material agreement relating to, Leased Property (except modifications or amendments associated with any renewal of an existing lease in the ordinary course of business consistent with past practices on substantially the same terms as the existing leases);

(xvi)                       make any material payments of accounts payable or any material collections of accounts receivable other than, prior to the Effective Time (but in no event thereafter), in the ordinary course of business consistent with past practices;

(xvii)                    institute, pay, discharge, compromise, settle or satisfy (or agree to do any of the preceding with respect to) any material claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than as required by their terms as in effect on the date of this Agreement and other than such claims, liabilities or obligations reserved against on the Balance Sheet (for amounts not in excess of such reserves);

(xviii)                 license, assign, transfer, sell, abandon, or otherwise dispose of, any material Intellectual Property Rights (except non-exclusive licenses granted in the ordinary course of business consistent with past practice); or

(xix)                       agree, whether in writing or otherwise, to do any of the foregoing.

(c)                                  Notwithstanding anything in this Agreement to the contrary, including the provisions of Section 5.02(b) and (c), prior to the Effective Time (but in no event thereafter), (i) Seller (x) shall transfer, assign or otherwise convey to the Company the assets, Contracts, other agreements, permits and licenses listed on Section 5.02(c) of the Seller Disclosure Schedule and (y) shall, with Buyer’s approval, transfer, assign or otherwise convey to the Company assets, Contracts, other agreements, permits and licenses that relate to the business of the Company and the Company Subsidiaries to the extent any such assets (A) individually do not exceed $5,000, or in the aggregate do not exceed $75,000, based on net book value as of the date hereof or (B) are vehicles, in all cases, free and clear of all Liens (subject to the last sentence of this section, clauses (x) and (y) collectively, the “Pre-Closing Transfers”) and (ii) Seller, the Company and the Company Subsidiaries shall be permitted, and have the right, to, based on the Seller

Accounting Policies, allocate certain accounting entries, including bad debt reserves, among Seller, the Company and the Company Subsidiaries, to the extent such entries relate to the Company or the Company Subsidiaries.  Any objections by Buyer to the allocation of accounting entries pursuant to Section 5.02(c)(ii) hereof shall be resolved by the Accounting Firm after the Closing based on the Seller Accounting Policies.  Notwithstanding anything in this Agreement to the contrary, if any Pre-Closing Transfer is not legally or contractually permissible, such Pre-Closing Transfer shall not be required pursuant to this Agreement and the parties hereto shall instead reasonably cooperate to enter into alternate arrangements to pass through the benefits and obligations of the asset, Contract, other agreement, permit or license that is the subject of such Pre-Closing Transfer to Buyer, the Company or the Company Subsidiaries.

SECTION 5.03                                      Assignment of ASPV Acquisition Documents.  Prior to the Closing Date, Seller shall assign to the Company, and the Company will assume, that certain Agreement and Plan of Merger, dated as of May 17, 2013, by and among EQ Holdings, Inc., ASPV Merger Sub, Inc., Allstate Power Vac, Inc. and the person defined therein as the Representative (the “ASPV Merger Agreement”) and the Transaction Documents (as defined in the ASPV Merger Agreement, together with the ASPV Merger Agreement, the “ASPV Acquisition Documents”), and all rights and obligations under the ASPV Acquisition Documents, including all rights in respect of the Indemnity Account (as defined in the ASPV Merger Agreement), the Remediation Account (as defined in the ASPV Merger Agreement) and the L&L Mortgage Account (as defined in the ASPV Merger Agreement), in each case, in a form and in substance reasonably acceptable to Buyer.  Following Closing, Seller shall, and shall cause its Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances, and take, or cause to be taken, all further reasonable actions requested by Buyer as may be required to carry out the provisions of this Section 5.03 and required in order to deliver to the Buyer the benefit contemplated to be delivered to the Buyer pursuant to this Section 5.03.

SECTION 5.04                                      Exclusive Dealing.  During the period from the date of this Agreement through the Closing or the earlier valid termination of this Agreement pursuant to Section 13.01, the Seller shall not, and shall cause its Affiliates, including the Company and each Company Subsidiary, and each of their respective representatives, consultants, financial advisors, attorneys, accountants or other agents not to take, directly or indirectly, any action to solicit, encourage, initiate or engage in discussions or negotiations with, or provide any information to, or enter into any agreement with, any person (other than Buyer and its Affiliates and representatives) concerning any sale of the Shares or any equity securities of any Company Subsidiary or any merger, sale of substantial assets or similar transaction involving the Company or any Company Subsidiary (other than assets sold in the ordinary course of business).

SECTION 5.05                                      Seller Assistance with Financing.  Prior to the Closing, Seller shall cause the Company and each of the Company Subsidiaries to reasonably cooperate with Buyer in connection with the arrangement of any debt financing as may be reasonably requested by Buyer (provided, that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and the Company Subsidiaries).  Such cooperation by the Company and Company Subsidiaries shall include, at the reasonable request of Buyer, the taking by the Company and Company Subsidiaries of all actions reasonably requested by Buyer to permit the consummation of such financing and to permit the proceeds thereof to be made available to Buyer at Closing, the preparation of, and executing and delivering, definitive financing documents and customary closing certificates as may be required by the any debt or equity financing and other customary documents as may be reasonably requested by Buyer; (provided that no such documents or certificates shall be effective at any time prior to the Closing), and making the Company’s and the Company Subsidiaries’(but only to the extent the following persons are not Seller’s or Seller’s other Affiliates’) executive officers, senior management, representatives and advisors reasonably available to assist such financing sources and otherwise reasonably cooperating in connection with the consummation of such financing.  Notwithstanding anything in this Agreement to the contrary, neither the Company nor any of the Company Subsidiaries shall pay any commitment or other similar fee or incur any other liability or obligation in connection with such financing prior to the Closing.

SECTION 5.06                                      Confidentiality.  During the period commencing on the Closing Date and ending on the second anniversary of the Closing Date, Seller agrees not to (and to cause its Affiliates not to) disclose to any third party or use (other than in connection with Seller’s compliance with any of its obligations under this Agreement or any other Transaction Document) any confidential information of the business of the Company, any Company Subsidiary or Buyer or any of Buyer’s Affiliates (including any such confidential information obtained by Seller or any of its Affiliates in performing services for Buyer pursuant to this Agreement or any other Transaction Document) in a manner that could reasonably be expected to adversely impact the operation of the businesses of the Company or any Company Subsidiary by Buyer.  In the event that Seller or any Affiliate of Seller is requested or required pursuant to written or oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigation demand, or similar process to disclose any such confidential information, Seller will notify Buyer promptly of the request or requirement so that Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 5.06.  If, in the absence of a protective order or the receipt of a waiver hereunder, Seller or one of its Affiliates is, on the advice of counsel, compelled to disclose any confidential information or else stand liable for contempt, Seller or such Affiliate may disclose the confidential information; provided, however, that Seller shall use its reasonable best efforts to obtain, or cause such Affiliate of Seller to obtain, at the expense of Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the confidential information required to be disclosed as Buyer shall designate.  The foregoing provisions of this Section 5.06 shall not apply to any confidential information that is (i) generally available to the public immediately prior to the time of disclosure unless such confidential information is so available due to the actions of a Seller or an Affiliate of Seller or (ii) required to be disclosed pursuant to Applicable Law.

ARTICLE VI

Representations and Warranties of Buyer

Buyer hereby represents and warrants to Seller as follows:

SECTION 6.01                                      Authority.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  Buyer has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  All corporate acts and other proceedings required to be taken by Buyer to authorize the execution, delivery and performance of this Agreement and any other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly and properly taken.  This Agreement has been duly executed and delivered by Buyer and constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to the Bankruptcy and Equity Exception.

SECTION 6.02                                      No Conflicts: Consents.  The execution and delivery of this Agreement by Buyer does not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Buyer or any subsidiary of Buyer under, any provision of (a) the Certificate of Incorporation or Bylaws of Buyer or the comparable governing instruments of any subsidiary of Buyer, (b) any material note, bond, mortgage, indenture, deed of trust, license, lease, contract, commitment, agreement or arrangement to which Buyer or any subsidiary of Buyer is a party or by which any of their respective properties or assets are bound, or (c) any judgment, order, or decree, or material statute, law, ordinance, rule or regulation applicable to Buyer or any subsidiary of Buyer or their respective properties or assets, other than, in the case of clauses (b) and (c) above, any such items that, individually or in the aggregate, would not have a material adverse effect on, or materially impair, the ability of Buyer to consummate the transactions contemplated hereby.  No material consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to Buyer or any of its subsidiaries or their respective Affiliates in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, other than those that may be required solely by reason of Seller’s (as opposed to any other third party’s) participation in the transactions contemplated hereby.

SECTION 6.03                                      Securities Act.  The Shares purchased by Buyer pursuant to this Agreement are being acquired for investment only and not with a view to any public distribution thereof, and Buyer shall not offer to sell or otherwise dispose of the Shares so acquired by it in violation of any of the registration requirements of the Securities Act of 1933, as amended.  Buyer is an “accredited investor” as defined in Regulation D promulgated by the United States Securities and Exchange Commission under the Securities Act of 1933, as amended

SECTION 6.04                                      Actions and Proceedings, etc.  There are no (a) outstanding judgments, orders, injunctions or decrees of any Governmental Entity or arbitration tribunal against Buyer or any of its Affiliates, (b) lawsuits, actions or proceedings pending or, to the knowledge of Buyer, threatened against Buyer or any of its Affiliates, or (c) investigations by any Governmental Entity which are, to the knowledge of Buyer, pending or threatened against Buyer or any of its Affiliates, which, in the case of each of clauses (a), (b) and (c), have or could have a material adverse effect on, or materially impair, the ability of Buyer to consummate the transactions contemplated hereby.

SECTION 6.05                                      Financing.  Buyer has delivered to Seller true and complete copies of the executed equity commitment letter, dated as of the date of this Agreement, from

Kinderhook Capital Fund IV, L.P. and Kinderhook Capital Fund IV-B, L.P. (collectively, “Sponsor Fund”), a copy of which is attached as Annex I hereto (the “Equity Financing Commitment”), pursuant to which Sponsor Fund has committed, subject to the terms thereof, to provide equity financing to Buyer (the “Equity Financing”).  Prior to the date of this Agreement, the Equity Financing Commitment has not been amended or modified, and the respective commitments contained in the Equity Financing Commitment have not been withdrawn or rescinded in any respect.  The Equity Financing Commitment is in full force and effect and is a legal, valid and binding obligation of Buyer and, to the knowledge of Buyer, the other parties thereto.  Subject to the immediately preceding and succeeding sentences, the Equity Financing Commitment, in the form so delivered, is in full force and effect as of the date of this Agreement.  Assuming, the Purchase Price equals $58,000,000, without giving effect to any adjustments pursuant to Sections 2.01 or 2.02, the Equity Financing Commitment is in an amount sufficient to fund the entire Purchase Price and provides that Seller is an intended third party beneficiary of the Equity Financing Commitment, and entitled to enforce the Equity Financing Commitment in accordance with the terms and conditions thereof.  The obligations to make the Equity Financing available to Buyer pursuant to the terms of the Equity Financing Commitment are not subject to any conditions other than the conditions set forth in the Equity Financing Commitment.  No person has any right to impose (and the Buyer has no obligation to accept) any condition to the Equity Financing other than as set forth in the Equity Financing Commitment, nor any reduction to the aggregate amount available under the Equity Financing Commitment (nor any term or condition which would have the effect of reducing the aggregate amount available under the Equity Financing Commitment).  As of the date of this Agreement, there are no side letters, understandings or other agreements or arrangements relating to the Equity Financing.  As of the date of this Agreement, (i) the Equity Financing Commitment has not been supplemented, modified or amended in any respect, (ii) no event has occurred which, with or without notice, lapse of time or both, would constitute a breach on the part of Buyer under the Equity Financing Commitment and (iii) the commitments contained in the Equity Financing Commitment have not been withdrawn, terminated or rescinded.  As of the date of this Agreement, Buyer (x) is not aware of any fact or occurrence that makes any of the assumptions, or the representations or warranties of Buyer, in the Equity Financing Commitment inaccurate in any material respect, (y) has no reason to believe that Buyer will be unable to satisfy on a timely basis any term or condition of closing to be satisfied by it or its Affiliates contained in the Equity Financing Commitment and (z) has no reason to believe that any portion of the Equity Financing required to consummate the transactions contemplated hereby will not be made available to Buyer on the Closing Date.  As of the date of this Agreement, there are no side letters, understandings or other agreements or arrangements relating to the Equity Financing.  As of the date of this Agreement, (i) the Equity Financing Commitment has not been supplemented, modified or amended in any respect, (ii) no event has occurred which, with or without notice, lapse of time or both, would constitute a breach on the part of Buyer under the Equity Financing Commitment and (iii) the commitments contained in the Equity Financing Commitment have not been withdrawn, terminated or rescinded.  Buyer has fully paid (or caused to be paid) any and all commitment fees or other fees required by the Equity Financing Commitment to be paid by it on or prior to the date of this Agreement and shall in the future pay any such fees as they become due pursuant to the Equity Financing Commitment.  The Equity Financing Commitment, when funded, will provide Buyer with financing at Closing sufficient to satisfy all of Buyer’s obligations under this Agreement, including the consummation of the purchase and sale of the Shares and the other transactions contemplated by this Agreement and the other Transaction Documents upon the terms set forth herein and therein, including the payment in full of the Closing Date Amount and all related fees and expenses associated with the foregoing.  Buyer acknowledges that its obligations under this Agreement are not conditioned upon or subject to its receipt of the proceeds made available under the Equity Financing Commitment or any alternative financing.

SECTION 6.06                                      Guaranty.  Concurrently with the execution of this Agreement, Buyer has delivered to Seller the duly executed Limited Guaranty between Sponsor Fund (the “Guarantor”), a copy of which is attached as Annex II hereto (the “Guaranty”) providing for, among other things, the payment in full of the Purchase Price.  The Guaranty is in full force and effect as of the date hereof and constitutes a valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms, subject to the Bankruptcy and Equity Exceptions.  No event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach on the part of the Guarantor under the Guaranty.

SECTION 6.07                                      Solvency.  Assuming that (i) the representations and warranties of Seller contained in this Agreement are true and correct in all material respects (and, solely for purposes of this Section 6.07, without giving effect to any limitation or qualification as to materiality or Material Adverse Effect or other terms of similar import or effect), (ii) the Company and Company Subsidiaries are Solvent immediately prior to the Closing and (iii) the performance of all obligations and compliance with all covenants and agreements required by this Agreement to be performed or complied with at or prior to the Closing by Seller in all material respects, immediately after the Closing and after giving effect to the transactions contemplated by this Agreement, the payment of the Closing Date Amount and the payment of all fees and expenses related to the transactions contemplated by this Agreement, each of the Company and the Company Subsidiaries will be Solvent.

ARTICLE VII

Covenants of Buyer

Buyer covenants and agrees as follows:

SECTION 7.01                                      Confidentiality.

(a)                                 Buyer acknowledges that the information being provided to it in connection with the purchase and sale of the Shares and the consummation of the other transactions contemplated hereby is subject to the terms of a confidentiality agreement between Buyer and Seller (the “Confidentiality Agreement”), the terms of which are incorporated herein by reference.  Effective upon, and only upon, the Closing, the Confidentiality Agreement shall automatically terminate and be of no further force or effect except solely with respect to any and all other information provided to Buyer by or on behalf of Seller or Seller’s representatives concerning Seller and its Affiliates (other than the Company and the Company Subsidiaries) which information shall remain subject to the terms and conditions of the Confidentiality Agreement after the Closing Date.

(b)                                 During the period commencing on the Closing Date and ending on the second anniversary of the Closing Date, Buyer agrees not to (and to cause its subsidiaries, and its Affiliates that received any Seller Confidential Information from Buyer or its subsidiaries after the Closing, not to) disclose to any third party or use (other than in connection with Buyer’s compliance with any of its obligations under this Agreement or any other Transaction Document) any confidential information to the extent relating solely to the business of Seller or any of Seller’s Affiliates (the “Seller Confidential Information”), except as may be required by Applicable Law.  Seller acknowledges that the Seller Confidential Information may serve to give Buyer a deeper overall knowledge and understanding of Seller’s and its Affiliates’ industries and their businesses in a way that cannot be separated from Buyer’s other knowledge. Subject to the foregoing, Seller acknowledges that nothing contained herein shall prevent Buyer or any of its subsidiaries from conducting their businesses, now or in the future, in the industries in which Seller and its Affiliates operate.  Nothing in this Section 7.01(b) shall in any way restrict the ability of Buyer or any of its subsidiaries to engage in any line of business or to compete with the Seller and its Affiliates in any industry.

SECTION 7.02                                      No Additional Representations.  Buyer acknowledges (on behalf of itself and its Affiliates) that, to its knowledge, it and its representatives have received or been afforded the opportunity to review prior to the date hereof all written materials which Seller was required to deliver or make available, as the case may be, to Buyer pursuant to this Agreement on or prior to the date hereof.  Buyer acknowledges (on behalf of itself and its Affiliates) that, to its knowledge, it and its representatives have been permitted full and complete access to the books and records, facilities, equipment, tax returns, contracts, insurance policies (or summaries thereof) and other properties and assets of the Company and the Company Subsidiaries that it and its representatives have desired or requested to see and/or review, and that, to its knowledge, it and its representatives have had a full opportunity to meet with the partners, officers and employees of Seller, the Company and the Company Subsidiaries to discuss the businesses and assets of the Company and the Company Subsidiaries.  Buyer acknowledges and agrees (on behalf of itself and its Affiliates) that, other than in the case of fraud or willful misrepresentation in connection therewith, (i) except as expressly set forth in this Agreement or the Seller Disclosure Schedule, none of Seller, the Company, or any other person has made any representation or warranty, expressed or implied, with respect to the transactions contemplated by this Agreement or as to the accuracy or completeness of any information regarding the Company and the Company Subsidiaries furnished or made available to Buyer and its representatives, including any projections, estimates or budgets delivered to or made available to Buyer of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company and any Company Subsidiary or the future business and operations of the Company and any Company Subsidiary, (ii) Buyer and its Affiliates have not relied on any representation or warranty from Seller, the Company or any other person with respect to the Company, the Shares, the business of the Company or the Company Subsidiaries or any other matter, except for the representations and warranties expressly set forth in this Agreement, (iii) none of Seller, the Company or any other person shall have or be subject to any liability to Buyer or any other person resulting from the distribution to Buyer, or Buyer’s use of, any such information and any information, documents or material made available to Buyer in certain “data rooms”, management presentations or in any other form in expectation of the transactions contemplated hereby and (iv) SHOULD THE CLOSING OCCUR, THE SHARES (AND THEREFORE THE COMPANY

AND THE COMPANY SUBSIDIARIES) ARE ACQUIRED BY BUYER WITHOUT ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, IN AN “AS IS” CONDITION AND ON A “WHERE IS” BASIS.  Notwithstanding anything to the contrary set forth in this Agreement or otherwise, all representations and warranties in this Agreement or in any certificate or other writing delivered pursuant this Agreement of the parties speak as of the date hereof and as of the Closing Date, subject to Sections 3.01(a), 3.01(g) and 3.02(a), and do not speak as of any other date (except to the extent such representations and warranties by their terms speak as of an earlier date, then such representations and warranties shall speak as of such earlier date; provided, however, that such earlier date shall not be earlier than June 18, 2014).

SECTION 7.03                                      No Use of Certain Names.  Buyer shall cause the Company and the Company Subsidiaries promptly, and in any event (a) within ninety (90) days after Closing, to revise product and service literature and labeling to delete all references to the Names and (b) within ninety (90) days after Closing, to change signing and stationery and otherwise discontinue use of the Names; provided, however, that for a period of ninety (90) days from the Closing Date the Company and the Company Subsidiaries may continue to distribute product and service literature that uses any Names and distribute products and services with labeling that uses any Names to the extent that such product and service literature and labeling exists on the Closing Date.  In no event shall Buyer or the Company or any of the Company Subsidiaries use any Names after the Closing in any manner or for any purpose different from the use of such Names by the Company and the Company Subsidiaries during the sixty (60) day period preceding the date hereof. “Names” means “US Ecology” and “EQ”, any variations and derivatives thereof and any other logos or trademarks of Seller or its Affiliates (other than the Company and the Company Subsidiaries) not included in Section 4.12 of the Seller Disclosure Schedule.

SECTION 7.04                                      Buyer Activity on Closing Date.  On the Closing Date, Buyer shall not permit the Company or any of the Company Subsidiaries to effect any extraordinary transactions (other than any such transactions expressly required by Applicable Law or by this Agreement) that could result in Tax liability to the Company or any of the Company Subsidiaries in excess of Tax liability associated with the conduct of its business in the ordinary course.

ARTICLE VIII

Mutual Covenants

Each of Seller and Buyer covenants and agrees as follows:

SECTION 8.01                                      Consents.  Buyer acknowledges that the consents and waivers listed on Section 4.02 of the Seller Disclosure Schedule (all such consents and waivers excluding any consents, waivers or notices relating to ISRA or any other material regulatory or governmental approval required as a condition to Closing pursuant to Section 3.01), the “Scheduled Consents”) may be required with respect to the transactions contemplated by this Agreement, and that such consents and waivers have not been obtained.  Buyer agrees that Seller shall not have any liability whatsoever to Buyer arising out of or relating to the failure to obtain any Scheduled Consent or because of the termination of any Contract with respect to a Scheduled Consent, as a result thereof.  Buyer further agrees that no representation, warranty or covenant of Seller contained herein shall be breached or deemed breached, and no condition shall be deemed not satisfied, as a result of (a) the failure to obtain any Scheduled Consent, (b) any termination of a Contract with respect to a Scheduled Consent or (c) any lawsuit, action, proceeding or investigation commenced or threatened by or on behalf of any person arising out of or relating to the failure to obtain any Scheduled Consent.  Prior to the Closing, Seller shall, and shall cause the Company and the Company Subsidiaries to, cooperate with Buyer, upon the request of Buyer, in any reasonable manner in connection with Buyer obtaining any Scheduled Consent; provided, however, that such cooperation shall not include any requirement of Seller or any of its Affiliates (including the Company and the Company Subsidiaries) to expend money, commence, defend or participate in any litigation or offer or grant any accommodation (financial or otherwise) to any third party.

SECTION 8.02                                      Cooperation.  Buyer and Seller shall cooperate with each other, and shall cause their officers, employees, agents, auditors and representatives to cooperate with each other, for a period of sixty (60) days after the Closing to ensure the orderly transition of the Company and the Company Subsidiaries from Seller to Buyer and to minimize any disruption to the respective businesses of Seller, Buyer, the Company and the Company Subsidiaries that might result from the transactions contemplated hereby.  Each party shall reimburse the other for reasonable out-of-pocket costs and expenses incurred in assisting the other pursuant to this Section 8.02.  Neither party shall be required by this Section 8.02 to take any action that would unreasonably interfere with the conduct of its business or unreasonably disrupt its normal operations (or, in the case of Buyer, the business or operations of the Company and the Company Subsidiaries).

SECTION 8.03                                      Publicity.  Seller and Buyer agree that, from the date hereof through the Closing Date, no public release or announcement concerning the transactions contemplated hereby shall be issued by either party without the prior consent of the other party (which consent shall not be unreasonably withheld), except (i) as such release or announcement may be required by law or the rules or regulations of any United States or foreign securities exchange, in which case the party required to make the release or announcement shall allow the other party reasonable time to comment on such release or announcement in advance of such issuance and (ii) such release or announcement that has been provided to the non-releasing party for review and comment a reasonable period of time prior to any such release or announcement being issued for review and comment (with any such reasonable comments to be considered in good faith by the releasing party); provided, however, that no such release or announcement may include any disparaging statement about the Company, the Company Subsidiaries or their respective businesses; provided, further, that any information previously included in any public release or announcement by a party may be disclosed by the either party hereto without the consent of the other party.

SECTION 8.04                                      Reasonable Best Efforts.  Subject to the terms and conditions of this Agreement (including the provisions set forth in Section 8.01), each party shall use its reasonable best efforts to cause the Closing to occur, including obtaining all approvals under ISRA to consummate the transactions contemplated by this Agreement and completing all Pre-Closing Transfers.  Without limiting the foregoing, each of Buyer and Seller shall use its respective reasonable best efforts to cause the Closing to occur as promptly as practicable after the date hereof, including satisfaction of the conditions set forth in Article III.  Each of Seller and

Buyer shall not, and shall not permit any of its respective Affiliates to, take any action that would, or that could reasonably be expected to, result in any of the conditions set forth in Article III not being satisfied.

SECTION 8.05                                      Records.  (a) As soon as practicable on or after the Closing Date, Seller shall deliver or cause to be delivered to Buyer all material original agreements, documents, books, records and files, including records and files stored on computer disks or tapes or any other storage medium (collectively, “Records”), if any, in the possession of Seller and its Affiliates (other than the Company and the Company Subsidiaries) relating to the business and operations of the Company and the Company Subsidiaries to the extent not then in the possession of the Company and the Company Subsidiaries, subject to the following exceptions:

(b)                                 Buyer recognizes that certain Records may contain incidental information relating to the Company and the Company Subsidiaries or may relate primarily to subsidiaries or divisions of Seller other than the Company and the Company Subsidiaries and that Seller may retain such Records and shall provide copies of the relevant portions thereof to Buyer; and

(c)                                  Seller may retain all Records prepared in connection with the sale of the Shares, including bids received from other parties and analyses relating to the Company and the Company Subsidiaries.

(d)                                 After the Effective Time, upon reasonable written notice, Buyer and Seller agree to furnish or cause to be furnished to each other and their representatives, employees, counsel and accountants access, during normal business hours, such information (including Records pertinent to the Company and the Company Subsidiaries) and assistance relating to the Company and the Company Subsidiaries as is reasonably necessary for financial reporting, tax matters and accounting matters; provided, however, that such access does not unreasonably disrupt the normal operations of Seller, Buyer, the Company or any of the Company Subsidiaries.

SECTION 8.06                                      Financing.

(a)                                 Buyer shall use its reasonable best efforts to arrange the Equity Financing as promptly as practicable, on the terms and conditions described in the Equity Financing Commitment, including using reasonable best efforts to (i) negotiate and finalize definitive agreements with respect thereto on the terms and conditions contained therein or on other terms acceptable to Buyer, (ii) satisfy on a timely basis all conditions applicable to Buyer in the Equity Financing Commitment, (iii) comply with its obligations under the Equity Financing Commitment and consummate the Equity Financing no later than the Closing and (iv) enforce its rights under the Equity Financing Commitment.  At any time that Seller would be entitled to seek and obtain specific performance to enforce Buyer’s obligations to cause the Equity Financing to be funded in order to consummate the purchase and sale of the Shares and the other transactions contemplated by this Agreement and the other Transaction Documents pursuant to Section 15.04, Buyer shall use its reasonable best efforts to cause the persons providing the Equity Financing to fund the Equity Financing required to consummate the purchase and sale of the Shares and the other transactions contemplated by this Agreement on the Closing Date (including by taking enforcement action to cause such persons providing such

Equity Financing to fund such Equity Financing).  In the event any portion of the Equity Financing becomes unavailable on the terms and conditions contemplated in the Equity Financing Commitment, Buyer shall promptly notify Seller and shall use its commercially reasonable efforts to arrange to obtain alternative financing from alternative sources on terms that will still enable Buyer to consummate the purchase and sale of the Shares and the other transactions contemplated by this Agreement as promptly as practicable following the occurrence of such event.  Buyer shall deliver to Seller true and complete copies of all agreements pursuant to which any such alternative source shall have committed to provide Buyer with any portion of such alternative financing (other than fee letters, engagement letters or other agreements that, in ordinary practice, are confidential by their terms).

(b)                                 Prior to the Closing, Buyer shall not agree to or permit any amendment, supplement or other modification of, or waive any of its rights under, the Equity Financing Commitment or the definitive agreements relating to the Equity Financing without first obtaining Seller’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.  Buyer shall give Seller prompt notice (i) of any material breach or default by any other party to the Equity Financing Commitment or any event or circumstance that makes a condition precedent to the Equity Financing unable to be satisfied, in each case, of which Buyer becomes aware, or any termination of the Equity Financing Commitment, (ii) of the receipt of any written notice or other written communication from any other party to the Equity Financing Commitment with respect to any actual or threatened material breach, material default, withdrawal, termination or repudiation by any other party to any Equity Financing Commitment, (iii) of any material written dispute or disagreement between or among Buyer and any of the other parties to the Equity Financing Commitment, and (iv) if for any reason Buyer believes in good faith that it will not be able to timely obtain all or any portion of the Equity Financing on the terms, in materially the same manner or from the sources contemplated by the Equity Financing Commitment.  Buyer shall keep Seller informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange the Equity Financing and provide to Seller copies of all material documents related to the Equity Financing, other than any agreements subject to confidentiality (except to the extent such agreements relate to the amounts or conditionality of, or contain any conditions precedent to, the funding of the Equity Financing).  For the avoidance of doubt, failure to obtain all or any portion of the Equity Financing (or any alternative financing) shall not in and of itself relieve or alter the obligations of Buyer to consummate the purchase and sale of the Shares and the other transactions contemplated by this Agreement and the other Transaction Documents upon the terms set forth herein and therein.

(c)                                  Notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Section 8.06 shall require Buyer to, (i) only in the event Seller would not be entitled to seek and obtain specific performance to enforce Buyer’s obligations to cause the Equity Financing to be funded in order to consummate the purchase and sale of the Shares and the other transactions contemplated by this Agreement and the other Transaction Documents pursuant to Section 15.04, bring any enforcement action against any other party to the Equity Financing Commitment or any other provider of alternative financing to enforce its rights under the Equity Financing Commitment or other agreement pursuant to which any alternative financing commitment is made, (ii) seek the Equity Financing or any alternative financing in any amount in excess of that contemplated by the Equity Financing Commitment or (iii) pay any fees in excess of those contemplated by the Equity Financing Commitment (whether to secure waiver of any conditions contained therein or otherwise.

SECTION 8.07                                      Employee Matters.

(a)                                 Employees.  Prior to the Closing Date, the Seller or one of its Affiliates shall transfer the employment of the employees listed on Section 8.07(a)(i) of the Seller Disclosure Schedule, to the Company or a Company Subsidiary.  Prior to the Closing Date, the Seller or one of its Affiliates shall transfer the employment of the employees listed on Section 8.07(a)(ii) of the Seller Disclosure Schedule, from the Company or a Company Subsidiary to the Seller or one of its Affiliates (other than the Company or a Company Subsidiary).  Each employee of the Company and the Company Subsidiaries on the Closing Date shall be referred to as a “Continuing Employee.”

(b)                                 Multiemployer Plans.  Buyer and the Seller hereby agree that the Closing of the transaction contemplated by this Agreement shall be a change in corporate structure within the meaning of Section 4218 of ERISA that will not trigger withdrawal liability, and that there will be no interruption in employer contributions or obligations to contribute under the Multiemployer Plans in which the Company participates as a result of the transaction contemplated by this Agreement.  Buyer and the Seller hereby agree to cooperate with each other and any applicable Multiemployer Plan in which Seller or one of its Affiliates (other than the Company or a Company Subsidiary) will continue to be a contributing employer after the Closing Date to apportion the contribution history of the Seller and its Affiliates among the Seller and Buyer in a reasonable manner.  Buyer and Seller hereby further agree that Seller or one of its Affiliates (other than the Company or a Company Subsidiary) shall retain all Multiemployer Plan liabilities for any Affiliate of Seller (other than the Company or a Company Subsidiary) that is a contributing employer to any Multiemployer Plan.

(c)                                  Seller Plans.  Except as provided in Section 8.09, effective as of the Closing Date, the Company and any Company Subsidiary shall cease to be participating employers in the Seller Plans, and the Continuing Employees shall have no further rights to participate in the Seller Plans as active employees after the Closing Date.  Neither Buyer nor the Company shall have any liability with respect to any Seller Plan.

(d)                                 Nothing in this Agreement shall limit the ability of Buyer or any of their Affiliates to terminate the employment of any Continuing Employee at any time following the Closing Date and for any reason, including without cause.

(e)                                  Prior to or on the Closing Date, Seller shall (i) make all required contributions with respect to the Continuing Employees’ contributions to the US Ecology, Inc. 401(k) Savings and Retirement Plan 401(k) plan (the “Seller Savings Plan”) and (ii) fully vest the employer accounts of Continuing Employees in the Seller Savings Plan.  As soon as practical after the Closing Date, Buyer shall establish a savings plan to be qualified under Section 401(a) of the Code (the “Buyer Savings Plan”).  Continuing Employees shall be permitted to elect a rollover of their accounts from the Seller Savings Plan to the Buyer Savings Plan, and such rollover shall include plan loans evidencing outstanding plan loans.

(f)                                   As of the Closing Date, Buyer shall allow eligible Continuing Employees to participate in Buyer’s flexible benefits plan and Seller shall spin-off the health care and dependent care account balances (and related assets and liabilities) and participant elections under the Seller’s flexible benefit plan with respect to Continuing Employees to the Buyer’s flexible benefits plan.

(g)                                  Seller shall become and remain solely responsible and liable for satisfying the continuation coverage requirements for group health plans under Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code for all employees of the Company or any Company Subsidiary who have terminated employment on or prior to the Closing Date (and their respective beneficiaries and dependents) and for all Continuing Employees (and their respective beneficiaries and dependents) who are entitled to elect such coverage on account of a qualifying event occurring on or before the Closing Date.

(h)                                 Nothing in this Section 8.07, express or implied, shall create a third party beneficiary relationship or otherwise confer any benefit, entitlement, or right upon any person or entity other than the parties hereto, or create or establish any employee benefit plan or any amendment thereto.

SECTION 8.08                                      Release.  Notwithstanding anything contained herein to the contrary, in consideration of the execution, delivery and performance by Seller and Buyer of this Agreement, effective as of the Closing, (i) Seller on behalf of itself and each of its past, present and future Affiliates (other than the Company and the Company Subsidiaries), beneficiaries, successors and assigns and their respective officers, directors, partners, members, trustees, employees and equityholders (“Seller Releasing Parties”) hereby RELEASES, WAIVES, ACQUITS AND FOREVER DISCHARGES Buyer, the Company and each Company Subsidiary and each of Buyer’s past present and future Affiliates, beneficiaries, successors and assigns and their respective officers, directors, partners, members, trustees, employees, equityholders, agents, attorneys and representatives (each, a “Buyer Released Party”), from any and all claims, demands, Proceedings, orders, losses, Liens, causes of action, suits, obligations, Contracts, agreements (express or implied), debts and liabilities, of whatever kind or nature, whether in law or equity, that any Seller Releasing Party ever had or may now have against any Buyer Released Party to the extent related to the Company or any Company Subsidiary or Seller’s ownership of the Shares or equity interests of any Company Subsidiary, whether known or unknown, suspected or unsuspected, that have accrued prior to the Closing or that accrue at or after the Closing as a result of any act, circumstance, occurrence, transaction, event or omission on or prior to the Closing Date, whether based on Contract or any Applicable Law in any jurisdiction and (ii) Buyer on behalf of itself and each of its past, present and future Affiliates, beneficiaries, successors and assigns and their respective officers, directors, partners, members, trustees, employees and equityholders (“Buyer Releasing Parties”) hereby RELEASES, WAIVES, ACQUITS AND FOREVER DISCHARGES Seller and each of Seller’s past present and future Affiliates, beneficiaries, successors and assigns and their respective officers, directors, partners, members, trustees, employees, equityholders, agents, attorneys and representatives (each, a “Seller Released Party”), from any and all claims, demands, Proceedings, orders, losses, Liens, causes of action, suits, obligations, Contracts, agreements (express or implied), debts and liabilities, of whatever kind or nature, whether in law or equity, that any Buyer Releasing Party ever had or may now have against any Seller Released Party to the extent related to the Company or any Company Subsidiary, whether known or unknown, suspected or unsuspected, that have accrued prior to the Closing or that accrue at or after the Closing as a result of any act, circumstance, occurrence, transaction, event or omission on or prior to the Closing Date, whether based on Contract or any Applicable Law in any jurisdiction.  It is the intention of Seller and Buyer that such release be effective as a bar to each and every claim, demand, cause of action, suit or similar action hereinabove specified.  In furtherance of this intention Seller, on behalf of itself and its Affiliates, and Buyer, on behalf of itself and its Affiliates, hereby expressly waives, effective as of the Closing, any and all rights and benefits conferred upon it by the provisions of Applicable Law and expressly consents that this release will be given full force and effect according to each and all of its express terms and provisions, including those related to unknown and unsuspected claims, demands and causes of action, if any, as those relating to any other claims, demands and causes of action hereinabove specified, but only to the extent such section is applicable to releases such as this.  Notwithstanding the foregoing, nothing in this Section 8.08 shall or be deemed to release any rights or obligations of any Seller Releasing Party or any Buyer Releasing Party (a) pursuant to and subject to the terms of this Agreement including, without limitation, Section 8.07 and Article XI hereof; or (b) pursuant to and subject to the terms of any Transaction Document to which such Seller Releasing Party or Buyer Releasing Party, as the case may be, is a party.

SECTION 8.09                                      Transition Services.

(a)                                 After the Closing Date, Seller shall use commercially reasonable efforts to provide, or shall cause its Affiliates or third parties designated by it (such designated Affiliates and third parties, together with Seller, the “Service Providers”) to use commercially reasonable efforts to provide to Buyer, the Company and the Company Subsidiaries commercially reasonable transition services relating to information technology (including forwarding emails from the email accounts used by the Company and the Company Subsidiaries, including such email accounts using @eqonline.com and @usecology.com) (“IT Services”), human resources (“Human Resource Services”) and accounting and financing (“Accounting Services” and together with IT Services and Human Resource Services, the “Services”)).  The Services shall (i) be provided only in a manner that is substantially similar in all material respects to the manner in which the Services were performed for the Company and the Company Subsidiaries (a) immediately prior to the Closing Date and (b) during the period of US Ecology, Inc.’s ownership of the Company and the Company Subsidiaries, and (ii) Buyer, the Company and the Company Subsidiaries shall use the Services for substantially the same purposes and in substantially the same manner as the Company and the Company Subsidiaries had used the Services (x) immediately prior to the Closing Date and (y) during the period of US Ecology, Inc.’s ownership of the Company and the Company Subsidiaries.  Buyer shall use its reasonable best efforts to reduce or eliminate its dependency on the Services as soon as is reasonably practicable following the Closing Date; provided that the Service Providers shall have no obligation to provide the Services after the date that is six (6) months following the Closing Date.  In providing the Services, each of Seller and the other Service Providers shall act solely as an independent contractor and not as an agent of Buyer, the Company or the Company Subsidiaries.

(b)                                 For the period between the Closing Date and the date that is three (3) months after the Closing Date, the Services provided by the Service Providers to Buyer, the Company and the Company Subsidiaries shall be provided without charge or expense to Buyer, the Company or the Company Subsidiaries.  For the period between the date that is three (3) months after the Closing Date and the date that is six (6) months after the Closing Date (the “Payment Period”), Buyer, the Company and the Company Subsidiaries will reimburse Seller and the other Service Providers for providing the Services hereunder in amounts equal to $60,000 per month for the IT Services, $20,000 per month for the Human Resource Services and $20,000 per month for the Accounting Services, which such amounts shall be payable by Buyer, the Company and the Company Subsidiaries to Seller or the other Service Providers (as designated in writing by Seller) within 30-days of the first day of such month; provided, however, that if Buyer delivers a written notice to Seller at least five (5) business days prior to the first day of the Payment Period, or at least five (5) business days prior to the first day of any month in the Payment Period, stating, effective upon the first day of the Payment Period or the first day of a month during the Payment Agreement (as applicable), that each of the Service Providers is fully released from providing, and shall thereafter no longer be obligated to provide, the IT Services, the Human Resource Services or the Accounting Services, or all of the Services, to Buyer, the Company or any Company Subsidiary pursuant to this Section 8.09 (the “Service Termination Notice”), then the Service Providers shall cease providing the applicable Services set forth in the Service Termination Notice at the effective time of such Service Termination Notice and Buyer, the Company and the Company Subsidiaries shall have no further reimbursement obligations with respect to such applicable Services.

(c)                                  Seller or any of the Service Providers shall not be liable for any interruption of Service or delay or failure to perform such Services if such interruption, delay or failure results from causes beyond its reasonable control, including any strikes, lockouts or other labor difficulties, acts of any government, riot, insurrection or other hostilities, embargo, fuel or energy shortage, fire, flood, lightning, earthquake, storm, hurricane, tornado, explosion, acts of God, pandemics, wrecks, transportation delays or inability to obtain necessary labor, materials or utilities.  In any such event, Seller’s and each Service Provider’s obligations under this Section 8.09 shall be postponed for such time as its performance is suspended or delayed on account thereof.  Seller will promptly notify Buyer, either orally or in writing, upon learning of the occurrence of such event of force majeure.  Upon the cessation of the force majeure event, Seller will use reasonable efforts to resume, or to cause any other relevant Service Provider to resume, its performance with the least practicable delay.

(d)                                 Neither Seller nor any other Service Provider shall be liable, whether in contract, tort (including negligence and strict liability) or otherwise, for any special, indirect, incidental or consequential damages whatsoever which in any way arise out of, relate to or are a consequence of, the performance or nonperformance by it hereunder or the provision of, or failure to provide, any Service hereunder, including with respect to loss of profits, business interruptions or claims of customers.  Buyer agrees to indemnify and hold harmless each Service Provider from and against any such damages incurred thereby and any costs and expenses thereof arising therefrom.  In any event, the liability of Seller or any other Service Provider with respect to the Services and the obligations under this Section 8.09 or any act or failure to act in connection herewith (including, but not limited to, the performance or breach hereof), or from the sale, delivery, provision or use of any Service provided under or covered by this Section 8.09, whether in contract, tort (including negligence and strict liability) or otherwise, shall not exceed the reimbursement amounts previously paid to Seller or such other relevant Service Provider by Buyer in respect of the Service from which such purported liability flows.

(e)                                  After the Closing Date, Buyer shall use commercially reasonable efforts to provide, or shall cause the Company and the Company Subsidiaries, or third parties designated by it (such designated third parties, together with Buyer, the Company and the Company Subsidiaries, the “Buyer Service Providers”) to use commercially reasonable efforts to provide to Seller and its Affiliates commercially reasonable transition services relating to accounting and financing (“Buyer Accounting Services”).  Seller shall use its reasonable best efforts to reduce or eliminate its dependency on the Buyer Accounting Services as soon as is reasonably practicable following the Closing Date; provided that the Service Providers shall have no obligation to provide the Buyer Accounting Services after the date that is six (6) months following the Closing Date. For the period between the Closing Date and the date that is three (3) months after the Closing Date, the Buyer Accounting Services provided by the Buyer Service Providers to Seller and its Affiliates shall be provided without charge or expense to Seller or any of its Affiliates.  During the Payment Period, Seller will reimburse Buyer and the other Buyer Service Providers for providing the Buyer Accounting Services hereunder in an amount equal to $20,000 per month, which amount shall be payable by Seller to Buyer or the other Buyer Service Providers (as designated in writing by Buyer) within 30-days of the first day of such month; provided, however, that if Seller delivers a written notice to Buyer at least five (5) business days prior to the first day of the Payment Period, or at least five (5) business days prior to the first day of any month in the Payment Period, stating, effective upon the first day of the Payment Period or the first day of a month during the Payment Agreement (as applicable), that each of the Buyer Service Providers is fully released from providing, and shall thereafter no longer be obligated to provide, the Buyer Accounting Services to Seller pursuant to this Section 8.09 (the “Buyer Service Termination Notice”), then the Buyer Service Providers shall cease providing the Buyer Accounting Services at the effective time of such Service Termination Notice and Seller shall have no further reimbursement obligations with respect to the Buyer Accounting Services.

SECTION 8.10                                      Fixed Pricing for Certain Services; Disposal Services.

(a)                                 Until the one (1) year anniversary of the Closing Date, Seller shall, and shall cause its Affiliates to, continue to provide to the Company and Company Subsidiaries the products and services that are currently being provided by Seller and its Affiliates to the Company and the Company Subsidiaries as of the date hereof, for the same prices as such products and services are currently being provided to the Company and Company Subsidiaries as of the date hereof.

(b)                                 Until the one (1) year anniversary of the Closing Date, Seller shall, and shall cause its Affiliates to, provide the Company and Company Subsidiaries with Seller’s and its Affiliates’ best broker pricing with respect to any new disposal services not being provided by Seller or any of its Affiliates to the Company or any of the Company Subsidiaries as of the date hereof (“Disposal Services”) offered by Seller or its Affiliates to any customer of Seller or its Affiliates during such period. Until the one (1) year anniversary of the Closing Date, Buyer shall cause the Company and Company Subsidiaries to provide Seller with a right of first refusal to provide (or for Seller’s Affiliates to provide) the Company and Company Subsidiaries with Disposal Services; provided, that, if the Company or any of the Company Subsidiaries is able to obtain such disposal services from a third party at a total net cost (including cost of transportation) to the Company and Company Subsidiaries that is less than the total net cost (including cost of transportation) that the Company and/or Company Subsidiaries would incur if they accepted Seller’s or its Affiliate’s offer for Disposal Services, then Buyer, the Company and the Company Subsidiaries shall have no obligation to accept the offer (if any made by Seller or any of its Affiliates) for Disposal Services from Seller or any of its Affiliates and Buyer, the Company and the Company Subsidiaries shall be permitted to obtain such disposal services from the applicable third party.

ARTICLE IX

[INTENTIONALLY OMITTED]

ARTICLE X

Further Assurances

SECTION 10.01                               Further Assurances.  From time to time, as and when reasonably requested by either party hereto, the other party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions (subject to the other provisions of this Agreement, including Sections 8.01 and 8.04), as such other party may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement, all at the sole cost and expense of the requesting party.

ARTICLE XI

Environmental Matters.

SECTION 11.01                               ISRA and Environmental Matters.

(a)                                 The Company shall, at its sole cost and expense (other than any fees, costs or expenses of Buyer, including legal fees and costs of Buyer), prior to or at Closing, generally undertake the requisite filings for the Rahway Site so as to allow for the Closing to occur in compliance with ISRA, including, but not limited to, the preparation and filing of an ISRA General Information Notice and a Remediation Certification, including as a Remediation Funding Source the Company’s existing Remediation Funding Source and pay any applicable Annual Surcharge Payment for the Rahway Site, to the extent such filings are required.  The Company shall file an ISRA General Information Notice within five (5) days of the execution of this Agreement.  The Company shall be listed as the responsible entity under such Remediation Certification.  Seller agrees to transfer to Buyer all rights and interest in funds remaining in the Remediation Funding Source established by the Company for the Rahway Site, currently valued at approximately one million, eight hundred thousand dollars ($1,800,000) to be used solely for remediation-related activities at the Rahway Site.  In exchange for such transfer, Buyer agrees that Seller shall have no further responsibility or liability whatsoever with regard to contamination at the Rahway Site; except for any contamination at the Rahway Site related to any Releases of Hazardous Substances occurring from June 18, 2014 until the Closing Date.  Buyer and Seller shall cooperate and use commercially reasonable efforts to make the notice filings set forth on Section 11.01(a) of the Seller Disclosure Schedule within 5 days after the date hereof.

(b)                                 After Closing, Buyer shall direct all activities of the Company relating to compliance with ISRA for the Rahway Site by the Company, including, if necessary, the filing of any and all required forms with NJDEP and other Governmental Entities.

(c)                                  Any potential conflicts that may arise as to the current LSRP Michael Metlitz of the Whitman Companies, Inc. (“Whitman”) are hereby waived effective as of the Closing.  In the case of litigation related to this Agreement and/or the transactions contemplated by this Agreement, Metlitz and Whitman shall not be available to either party as its expert witness.

(d)                                 After the Closing, the Company, as directed by the Buyer shall control and manage any Remedial Action (including, without limitation, hiring legal counsel, hiring an LSRP, conducting environmental investigations and cleanups, negotiating with NJDEP and other Governmental Entities and third parties and defending or settling claims and actions) and provide Seller with copies of all material communications respecting the Remedial Action.  After the Closing, the Company, as directed by the Buyer shall control all correspondence, discussions and negotiations with, and submissions to, NJDEP or any other Governmental Entity concerning, or that may affect, such Remedial Actions.

(e)                                  The Company shall (i) prepare and file all documents (including permit transfers, modifications and applications) required to be submitted prior to the Closing Date by the Company to NJDEP pursuant to any Environmental Law in connection with the transactions contemplated by this Agreement, and (ii) use commercially reasonable efforts to obtain all consents, waivers, authorizations and approvals required by the Company from NJDEP pursuant to any Environmental Law in connection with the transactions contemplated by this Agreement.

(f)                                   Prior to the Closing, the Company, Seller and Buyer agree to fully cooperate and work diligently in order to prepare and file with NJDEP or any other Governmental Entities any documents or petitions required by ISRA and Environmental Laws in connection with the provisions of this Article XI of this Agreement.  Prior to the Closing, Seller and Buyer shall have a reasonable opportunity to review and comment on any such document or petition prior to its filing after the date hereof and prior to or on the Closing Date with NJDEP or any other Governmental Entities in connection with the provisions of this Article XI.

(g)                                  Buyer agrees (i) to be the responsible party and (ii) to not seek contribution or recovery from Seller or its Affiliates for all Pre-Acquisition Remediation Obligations, and Seller agrees (i) to be the responsible party and (ii) to not seek contribution or recovery from Buyer or its Affiliates for all Post-Acquisition Remediation Obligations.

ARTICLE XII

Tax Matters

SECTION 12.01                               Tax Returns.  Seller shall prepare and file (or caused to be prepared and filed) all income Tax Returns to be filed by or with respect to the Company and each Company Subsidiary for any taxable period beginning on or after June 18, 2014 and ending on or prior to the Closing Date (the “Pre-Closing Tax Period”) and shall pay all Taxes shown to be due and owing by or with respect to the Company or any Company Subsidiary thereon.  In the event that any Taxes payable by Seller pursuant to this Section 12.01 are required to be paid by the Company or a Company Subsidiary, Seller shall pay the amount of such Taxes over to the Company or the applicable Company Subsidiary at least five (5) business days prior to the due date for filing the applicable Tax Return.

SECTION 12.02                               Cooperation.  Each of Seller, the Company and Buyer shall reasonably cooperate, and shall cause their respective Affiliates, officers, employees, agents, auditors and representatives reasonably to cooperate, in preparing and filing all Tax Returns, including maintaining and making available to each other all records necessary in connection with Taxes and in resolving all disputes and audits with respect to all taxable periods relating to Taxes.  Buyer and Seller recognize that Seller and its Affiliates will need access, from time to time, after the Closing Date, to certain accounting and Tax records and information held by the Company and the Company Subsidiaries to the extent such records and information pertain to events occurring prior to the Closing Date; therefore, Buyer agrees, and agrees to cause the Company and the Company Subsidiaries, (a) to use their respective best efforts to properly retain and maintain such records until such time as Seller agrees that such retention and maintenance is no longer necessary, and (b) to allow Seller and its agents and representatives (and agents or representatives of any of its Affiliates), at times and dates mutually acceptable to the parties, to inspect, review and make copies of such records as Seller may deem necessary or appropriate from time to time, such activities to be conducted during normal business hours and at Seller’s expense.

SECTION 12.03                               Refunds and Credits.  Any refunds or credits of Taxes of the Company or any of the Company Subsidiaries for any Pre-Closing Tax Period received after the Closing shall, to the extent such Taxes were actually paid by the Company, any Company Subsidiary, Seller or any of their Affiliates prior to the Closing, be for the account of Seller.  Buyer shall, if Seller reasonably so requests, cause the Company and the Company Subsidiaries to file for and obtain any refunds or credits to which Seller is entitled under this Section 12.03.  Buyer shall cause the Company to forward to Seller any such refund within ten (10) days after the refund is received (or reimburse Seller for any such credit within ten (10) days after the credit is allowed or applied against other Tax liability).  This Section 12.03 shall not apply to any refund or credit of Taxes arising from the carryback, or other application, to any Pre-Closing Tax Period of any loss, credit or other Tax attribute arising after the Closing Date.

SECTION 12.04                               Transfer Taxes.  All transfer, documentary, sales, use, value added, registration and other such Taxes (including all applicable real estate transfer or gains Taxes) and related fees (including any penalties, interest and additions to Tax) (“Transfer Taxes”) incurred in solely as a result of the sale of the Shares pursuant to this Agreement shall be paid by Buyer, and Buyer shall file all appropriate Tax Returns as may be required with respect to such Transfer Taxes; provided, that Seller shall pay all Transfer Taxes incurred in connection with the Pre- Closing Transfers and the Separation (as defined in Section 9.01) of Company Services from Shared Services Agreements and Seller shall file all appropriate Tax Returns as may be required with respect to such Transfer Taxes.  Seller and Buyer shall cooperate in timely making all Tax Returns as may be required to be filed in the preceding sentence.

SECTION 12.05                               FIRPTA Certificate.  Seller shall deliver to Buyer at the Closing a certificate substantially similar to the certificate described in Treasury Regulations Section 1.1445-2(b)(iv)(B) and reasonably acceptable to Buyer to the effect that Seller is not a non-U.S. person.

SECTION 12.06                               Buyer Activity Post-Closing.  Buyer shall not, with respect to any Pre-Closing Tax Period, (a) file any amended Tax return with respect to the Company or any of the Company Subsidiaries or (b) take or advocate any position with respect to Taxes of the Company or any of the Company Subsidiaries, in each case, that reasonably could be expected to adversely affect Seller.

ARTICLE XIII

Termination

SECTION 13.01                               Termination.  Anything contained herein to the contrary notwithstanding, but subject to Sections 3.03 and 3.04, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing Date:

(a)                                 by mutual written consent of Seller and Buyer;

(b)                                 by either party hereto upon written notice to the other party if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree or ruling or other action shall have become final and nonappealable; provided, that the party seeking to terminate this Agreement pursuant to this Section 13.01(b) shall have used commercially reasonable efforts to remove such order, decree, ruling, judgment or injunction;

(c)                                  by either party hereto upon written notice to the other party, if the Closing does not occur on or prior to the date that is one hundred eighty (180) days after the date hereof (and if such one hundred eightieth (180th) day is not a business day, then the next following business day) (the “End Date”); provided, however, that if on such 180th day the conditions set forth in Section 3.01(h) and/or Section 3.01(e) shall not have been satisfied or waived, then the End Date shall automatically be extended  one time by an additional 90 days (and such 90th day after the 180th day shall be the “End Date”);

(d)                                 by Buyer upon written notice to Seller in the event of a breach by Seller of any representation, warranty, covenant or other agreement contained in this Agreement which (i) would give rise to the failure of the condition set forth in Section 3.01 and (ii) cannot be or has not been cured within twenty (20) business days after the giving of written notice thereof to Seller by Buyer; or

(e)                                  by Seller upon written notice to Buyer in the event of a breach by Buyer of any representation, warranty, covenant or other agreement contained in this Agreement which (i) would give rise to the failure of the condition set forth in Section 3.02 and (ii) cannot be or has not been cured within twenty (20) business days after the giving of written notice thereof to Buyer by Seller;

provided, however, that the party seeking termination pursuant to clause (c), (d) or (e) is not in breach in any material respect of any of its representations, warranties, covenants or agreements contained in this Agreement.

SECTION 13.02                               Return of Confidential Information.  If the transactions contemplated by this Agreement are terminated as provided herein:  all confidential information received by Buyer with respect to the businesses of Seller and its Affiliates (including the Company and the Company Subsidiaries) shall be treated in accordance with the Confidentiality Agreement, which shall remain in full force and effect in accordance with its terms notwithstanding the termination of this Agreement.

SECTION 13.03                               Consequences of Termination.  In the event of valid termination by Seller or Buyer pursuant to Article XIII, written notice thereof shall forthwith be given to the other party and the transactions contemplated by this Agreement shall be terminated, without further action by either party.  If this Agreement is validly terminated and the transactions contemplated hereby are abandoned as described in this Article XIII, this Agreement shall become void and of no further force or effect, except for the provisions of (a) Section 7.01, (b) Section 8.03, (c) this Article XIII and (d) Article XV (other than Section 15.10).  Nothing in this Article XIII shall be deemed to release either party from any liability for any willful and material breach of the terms and provisions of this Agreement or any fraud or intentional misrepresentation.

ARTICLE XIV

Non-Survival of Representations

SECTION 14.01                               Non-Survival of Representations.  None of (i) the representations or warranties or (ii) covenants or agreements to the extent which by their terms contemplate performance before the Closing, in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing.  This Section 14.01 shall not limit any covenant or agreement of the parties to the extent which by its terms contemplates performance after the Closing.

ARTICLE XV

Miscellaneous

SECTION 15.01                               Assignment.  This Agreement and the rights and obligations hereunder shall not be assignable or transferable by Buyer or Seller (including by operation of law in connection with a merger, or sale of substantially all the assets, of Buyer or Seller) without the prior written consent of the other party hereto; provided, however, that no assignment shall limit or affect the assignor’s obligations hereunder.  Any attempted assignment in violation of this Section 15.01 shall be void.  Notwithstanding the foregoing, Buyer may (a) assign any or all of its rights and interests hereunder to one or more of its Affiliates and designate one or more of its Affiliates to perform its obligations hereunder, (b) assign its rights under this Agreement for collateral security purposes to any lenders providing financing to Buyer or its Affiliates, or (c) assign its rights under this Agreement to any person that, after the Closing, acquires, directly or indirectly, the Company or any Company Subsidiary; provided, however, that notwithstanding any such assignment, Buyer shall remain responsible and liable for all representations, warranties, liabilities, covenants, agreements and other obligations under and pursuant to the terms of this Agreement and, if such assignment is prior to the Closing, the Guaranty shall remain in full force and effect in accordance with its terms.

SECTION 15.02                               No Third Party Beneficiaries.  This Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any person, other than the parties hereto and such assigns, any legal or equitable rights hereunder; provided; however, that the Buyer Released Parties shall be third party beneficiaries with respect to Section 8.08, with the right to enforce Section 8.08.

SECTION 15.03                               Fees and Expenses.  Whether or not the purchase and sale of the Shares and the other transactions contemplated by this Agreement and the other Transaction Documents are consummated, and except as otherwise specifically provided in this Agreement (including in Section 6.05), all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs or expenses; provided, that as a point of clarity, all such costs and expenses of the Company and the Company Subsidiaries shall be the obligation of Seller.  If any Transaction Expenses are not included in the calculation and determination of Closing Date Amount and remain unpaid after the Closing, such Transaction Expenses shall be obligations of the Seller from and after the Closing, and the Seller shall promptly pay such Transaction Expenses to the obligees thereof.

SECTION 15.04                               Specific Performance.  The parties agree that irreparable damage would result and that the parties would not have any adequate remedy at law if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached or threatened to be breached at or prior to the Closing.  It is accordingly agreed that the parties shall be entitled to equitable relief, without the proof of actual damages, including in the form of an injunction or injunctions or orders for specific performance (including causing Buyer to enforce its rights under any of the Equity Financing Commitments), subject to the other provisions of this Section 15.04, in addition to all other remedies available to the parties at law or in equity as a remedy for any such breach or threatened breach.  Each party agrees to waive any requirement for the security or posting of any bond in connection with any such equitable remedy; provided, however, that Seller shall be entitled to seek and obtain specific performance to enforce Buyer’s obligations to cause the Equity Financing to be funded in order to consummate the purchase and sale of the Shares and the other transactions contemplated by this Agreement and the other Transaction Documents only in the event that each of the following conditions has been satisfied: (a) the conditions set forth in Section 3.01 (other than conditions that by their nature are to be satisfied at the Closing and are expected to be so satisfied at Closing) have been satisfied on the date the Closing should have been consummated pursuant to the terms of this Agreement but for the failure of the Equity Financing to be funded, and (b) Seller has irrevocably confirmed in writing to Buyer that if the Equity Financing is funded, then the Closing will occur.  If, prior to the End Date, any party brings any suit, action or proceeding, in each case in accordance with Section 15.12, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, the End Date shall automatically be extended by (A) the amount of time during which such suit, action or proceeding is pending, plus twenty (20) business days or (B) such other time period established by the court presiding over such suit, action or proceeding, as the case may be.

SECTION 15.05                               Amendments.  No amendment, modification or waiver in respect of this Agreement shall be effective unless it shall be in writing and signed by duly authorized officers of both parties hereto.

SECTION 15.06                               Notices.  All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent via e-mail (provided, that such e-mail shall state that it is a notice delivered pursuant to this Section 15.06) or by prepaid telex, cable or telecopy or sent, postage prepaid, by registered, certified or express mail or reputable overnight courier service and shall be deemed given when so delivered by hand, sent via e-mail, telexed, cabled or telecopied, or if mailed, three (3) days after mailing (one (1) business day in the case of express mail or overnight courier service), as follows:

(a)                                 if to Buyer,

ASPV Holdings, Inc.

c/o Kinderhook Industries, LLC

521 5th Avenue, 34th Floor

New York, NY 10175
Attention:  Robert Michalik; Corwynne Carruthers
Facsimile:  (212) 201-6790
E-mail:  rmichalik@kinderhook.com; ccarruthers@kinderhook.com with a copy to (which shall not constitute notice to Buyer):

Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY  10022
Attention:  Elazar Guttman

Facsimile:  (212) 446-6460
E-mail:  elazar.guttman@kirkland.com; and

(b)                                 if to Seller,

US Ecology, Inc.

251 E. Front St., Suite 400
Boise, Idaho 83702
Attention:                 Wayne Ipsen, Vice President and Corporate Counsel
Facsimile:                 (208) 331-7900
E-mail: wayne.ipsen@usecology.com

with a copy to:

O’Melveny & Myers LLP
Two Embarcadero Center, 28th Floor
San Francisco, California 94111
Attention: Paul Scrivano, Esq.

Facsimile: (415) 984-8701
E-mail: pscrivano@omm.com

SECTION 15.07                               Interpretation; Exhibits and the Seller Disclosure Schedule; Definitions.  (a) The headings contained in this Agreement, in the Seller Disclosure Schedule, in any Exhibit or Schedule hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  The Seller Disclosure Schedule and all Exhibits, Annexes and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Each party has participated in the drafting of this Agreement and there shall be no presumption of construing ambiguity against the drafting person of this Agreement or any provision hereof.  Any capitalized terms used in the Seller Disclosure Schedule or any Exhibit, Annex or Schedule annexed hereto but not otherwise defined therein, shall have the meaning as defined in this Agreement.  As used in this Agreement, the words “include”, “includes” or “including” shall be deemed followed by the words “without limitation”.  As used in this Agreement, the word “or” shall not be exclusive, unless the context explicitly provides otherwise.  The word “will” shall be construed to have the same meaning as the word “shall”.  The phrase “to the extent” shall mean the extent or degree to which a subject or thing extends, and shall not simply be construed to mean the word “if”.

(b)                                 For all purposes hereof

“Affiliate” means, with respect to any specified person, any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person; and for the purposes of this definition, “control” when used with respect to any specified person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Annual Surcharge Payment” means a one (1) % surcharge required on an annual basis for certain types of Remediation Funding Sources.

“business day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York or Boise, Idaho are authorized or required by Applicable Law to close.

“CapEx Adjustment” means an amount equal to the total amount of all growth capital expenditures made by or on behalf of (including any growth capital expenditures made by Seller for or on behalf of) the Company and the Company Subsidiaries for the period beginning on the date of this Agreement and ending as of the Effective Time approved or consented to in writing by Buyer).

“Cash” means, as of any time of determination, the sum of the fair market value of all (expressed in United States dollars) cash and cash equivalents (including marketable securities and short term investments) of the Company and Company Subsidiaries, net of any overdrafts, as increased or decreased for any deposits in transit and any outstanding checks, subject to the subsequent provisions of this definition.  Cash shall not include any cash that is restricted in any way as to its use that could reasonably be expected to result in the Company and Company Subsidiaries not having the right to have sole control over such cash or cash equivalents within thirty (30) days of the Closing (e.g., cash held in escrow for indemnification purposes or subject to other limitations on spending and/or use) (other than the escrow account related to the ASPV Merger Agreement, the “Restricted Cash”).

“CERCLA” means the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980.

“Closing Date Amount” means (i) the Purchase Price, plus or minus (ii) the amount by which Working Capital as of the close of the last complete fiscal month of the Company immediately prior to the fiscal month immediately preceding the month in which the Closing occurs (the “Estimated Working Capital”) (for purposes of clarity, if the Closing occurs on October 1, 2015, then for purposes of calculating Working Capital pursuant to this clause (ii) of the definition of “Closing Date Amount”, Working Capital would be calculated as of the close of August 2015) is greater than or is less than, as applicable, the WC Amount, plus (iii) the Estimated CapEx Adjustment, plus (iv) the Estimated Closing Cash, minus (v) the Estimated Closing Indebtedness, minus (vi) the Estimated Transactions Expenses.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company Intellectual Property” means any Intellectual Property Right that is owned, used or held for use by the Company or any Company Subsidiary.

“Company Registered Intellectual Property” means all of the Registered Intellectual Property owned by, registered to, or filed in the name of, the Company or any Company Subsidiary.

“Contract” means any written legally binding agreement, contract, deed, mortgage, lease, sublease, license, sublicense, deed, instrument, note, indenture, or other legally binding commitment, undertaking or arrangement.

“Environmental Claim” means any suit, action, cause of action, claim, demand, litigation, complaint, grievance, litigation matter, including any hearing, or legal, administrative or arbitral proceeding before any court, arbitrator or Governmental Entity, in each case, pursuant to Environmental Laws.

“Environmental Laws” means any and all applicable statutes, laws (including common law), regulations, ordinances, rules, orders or decrees in any such case entered into, issued, or promulgated in final form prior to or as of the Closing Date by any Governmental Entity, relating to public or worker health or safety (regarding Hazardous Substances), pollution, protection of the environment, preservation or reclamation of natural resources, or to the management or Release of Hazardous Substances, including CERCLA, the Federal Water Pollution Control Act, the Clean Air Act of 1970, the Toxic Substances Control Act of 1976, the Emergency Planning and Community Right to Know Act of 1986, the Safe Drinking Water Act of 1974, the Hazardous Materials Transportation Act, and any similar or implementing state or local law, and all amendments thereto or regulations promulgated thereunder.

“Excluded Items” means (i) any obligations under operating leases, (ii) any liability, obligation, responsibility or requirement relating to the closure or post-closure care of a waste treatment, storage, disposal or management facility or unit, including without limitation any such requirement under 40 C.F.R. Part 264 or 265, (iii) any undrawn letters of credit, surety bonds, performance bonds or similar instruments, as well as any financial assurances relating to or in connection with the operations, site or remediation of the Rahway Site, (iv) any note or other indebtedness issued by the Company or any Company Subsidiary to any other Company Subsidiary or the Company, (v) trade payables incurred in the ordinary course of business reasonably consistent with past practice, (vi) any liability included in the determination of Working Capital and (vii) any liability included in Transaction Expenses.

“GAAP” means United States generally accepted accounting principles.

“General Information Notice” means an initial notice to NJDEP as required pursuant to ISRA.

“Hazardous Substance” means any hazardous or toxic material, substance or waste that is regulated or for which liability may be imposed pursuant to any Environmental Law.

“Indebtedness” of the Company and the Company Subsidiaries means as of any time of determination, without duplication, (i) liabilities of the Company or any Company Subsidiary for borrowed money indebtedness or indebtedness issued or incurred in substitution or exchange for borrowed money indebtedness, (ii) liabilities of the Company or any Company Subsidiary for borrowed money debt evidenced by any debt instrument or debt security, in any such case for borrowed money, (iii) liabilities of the Company or a Company Subsidiary for capitalized leases to the extent recorded as such on the Company’s or the Company Subsidiaries’ financial statements, if any, and (iv) liabilities of the Company or a Company Subsidiary pursuant to a guarantee guaranteeing any person’s obligations of the type described in clauses (i)-(iii) (in each case (i.e., in the case of clauses (i)-(iv), including all principal, interest, premiums, penalties, fees, expenses, indemnities and breakage costs).  Notwithstanding the foregoing, “Indebtedness” shall not include the Excluded Items.

“Intellectual Property Rights” means any or all worldwide rights, titles and interests in, arising out of, or associated in the following: (i) inventions (whether patentable or reduced to practice or not), patents and patent applications, industrial designs and industrial design applications, and patent disclosures, together with all reissues, continuations, continuations-in-

part, revisions, divisionals, extensions, and reexaminations in connection therewith; (ii) trade secrets and other proprietary or confidential information, including know-how, technologies, processes, techniques, protocols, methods, formulae, algorithms, compositions, industrial models, architectures, layouts, designs, drawings, plans, specifications, methodologies, ideas, research and development, technical data, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals, (ii) software (including source code, object code, systems, tools, data, databases, firmware, and related documentation), (iii) copyrights and copyrightable works and other works of authorship, mask works, all databases and data collections and all rights therein, all moral rights of authors and inventors, however denominated, and all registrations, applications and renewals in connection therewith, and all other rights corresponding thereto, , (iv) trademarks, trade names, designs, trade dress, slogans, logos, service marks business names, corporate names, and other indicia of origin, and registrations, applications and renewals therefor, and all goodwill associated with any of the foregoing, and (v) all websites and domain names, (vi) other proprietary and intellectual property rights and any similar or equivalent rights to any of the foregoing anywhere in the world.

“ISRA” shall mean the Industrial Site Recovery Act, N.J.S.A. 13:1K-6 et seq.

“knowledge” means (i) with respect to Seller, the actual knowledge of Jeffrey Feeler, Eric Gerratt, Mario Romero, and Mathew Dahl, and (ii) with respect to Buyer, the actual knowledge of Corwynne Carruthers, Robert Michalik, Lou Galasso III and Donna Miller.

“L&L Guaranty” means the Company’s guarantee of the L&L Mortgage.

“L&L Mortgage” shall mean the mortgage against the Rahway Site granted by L&L Holdings, L.L.C. to Sovereign Bank dated September 24, 2003.

“Linden Site” means the site occupied by Allstate Power Vac, Inc., a New York corporation, at 1045 Pennsylvania Avenue in Linden, New Jersey.

“LSRP” shall mean the qualified individual who has been issued a valid license pursuant to the Site Remediation Reform Act, N.J.S.A. 58:10C-1, and the implementing regulations, and who has been engaged in that capacity by the Company or any Company Subsidiary with respect to pending ISRA case applicable to the Rahway Site.

“Material Adverse Effect” means any event, occurrence, fact, circumstance, condition, change in or effect that, individually or in the aggregate, with all other circumstances, conditions, changes in or effects on the Company and the Company Subsidiaries, has a material adverse effect on the results of operations, assets (whether tangible or intangible) or liabilities or the financial condition of the Company and the Company Subsidiaries, taken as a whole excluding any event, occurrence, fact, circumstance, condition, change in or effect relating to or arising from (i) any changes in applicable accounting regulations or principles, Applicable Laws or regulations (including laws or regulations relating to wrongful discharge, employment discrimination, harassment, minimum wage, workplace health and safety or related matters), (ii) any changes in interest rates or general (United States and/or the global) economic conditions, (iii) any changes in financial, banking or securities markets (including, without limitation, any disruption thereof and any decline in the price of any security or any market index), (iv) any change generally applicable to the industries in which the Company or any Company Subsidiary operates, (v) any national or international political or social conditions, (vi) any failure by the Company or any Company Subsidiary to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending on or after the date hereof (it being understood that the reasons or circumstances giving rise to such failure may, unless otherwise excluded by another clause in this definition of “Material Adverse Effect,” be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur), (vii) the entry into and consummation of the transactions contemplated by this Agreement, (viii) any action taken by Buyer, (ix) any action taken by the Company or any Company Subsidiary at the request or with the consent of Buyer or pursuant to this Agreement, any other Transaction Document or any other agreements entered in connection therewith, (x) any national or international political or social event or occurrence or material worsening or escalation thereof (including, without limitation, acts of war or terrorism), and (xi) any matters of which Buyer has actual (and not constructive) knowledge as of the date of this Agreement, in each case (i.e., clauses (i) through (v) and clause (x) above), only to the extent that such factors do not affect the Company and the Company Subsidiaries (taken as a whole) in a materially disproportionate manner as compared to their competitors.

“NJDEP” means the New Jersey Department of Environmental Protection.

“person” means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, Governmental Entity or other entity.

“Post-Acquisition Remediation Obligations” means environmental investigatory, corrective or remedial obligations to the extent the facts, events or conditions underlying such obligations first arose or first existed between June 18, 2014 and the Closing Date, except to the extent Mr. Lou Galasso III had knowledge of any such obligations prior to the Closing Date.

“Pre-Acquisition Remediation Obligations” means environmental investigatory, corrective or remedial obligations (i) that existed on or prior to June 18, 2014, (ii) to the extent the facts, events or conditions underlying such obligations first arose or first existed from and after the Closing Date or (iii) to the extent that (a) Mr. Lou Galasso III had knowledge of any such obligations prior to the Closing Date and (b) Seller had no knowledge of any such obligations prior to Closing.

“Prime Rate” means the rate of interest from time to time publicly announced by Citibank, N.A. in its New York office as its prime or base rate, calculated on the basis of the actual number of days elapsed over three hundred sixty-five (365).

“Rahway Site” shall mean the site occupied by Allstate Power Vac, Inc., a New York corporation, located at 923 E. Hazelwood Avenue, Rahway, New Jersey.

“Registered Intellectual Property” means all United States, international and foreign: (i) patents and patent applications (including provisional applications); (ii) registered trademarks and applications to register trademarks; (iii) registered domain names; (iv) registered copyrights and applications for copyright registration; and (v) any other Intellectual Property Right that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any Governmental Entity.

“Release” and “Released” shall mean any release, spill, emission, leaking, pumping, pouring, emptying, escaping, dumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into or through the indoor or outdoor environment or into, through or out of any property, including the movement of Hazardous Substances through or in the air, soil, surface water, ground water or property and the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Substance.

“Remedial Action” means all actions, whether voluntary or involuntary, to (i) clean up, remove, treat, cover or in any other way remediate any Release of, or contamination by, Hazardous Substances; (ii) prevent the Release of Hazardous Substances, including so that they do not migrate or endanger or threaten to endanger public health or welfare or the environment; or (iii) perform studies, investigations, and monitoring related to any Release, presence or potential presence of Hazardous Substances (including any post-remediation studies or monitoring); provided, however, that with respect to properties located in the State of New Jersey, including the Rahway Site, “Remedial Action” shall only include such actions described above to the extent required under Environmental Laws.

“Remediation Certification” means a certification pursuant to ISRA which, when submitted to the NJDEP by the owner or operator of an industrial establishment, authorizes the transfer of ownership of an ISRA subject property prior to the approval of a Response Action Outcome by an LSRP and identifies the party agreeing to be responsible for the conduct of the remediation.

“Remediation Funding Source” means any of the funding sources promulgated by NJDEP in N.J.A.C. 7:26C-7 et seq. as required for the filing of a Remediation Certification.

“Response Action Outcome” means a written determination by an LSRP substantially to the effect that, based on an evaluation of the historical use of the property and any other investigations or actions the LSRP deems necessary, there are no contaminants present at a property, or at any other site to which a Release originating at such property has migrated except for (i) contaminants that are not required by Environmental Law to be remediated, including, without limitation, by reason of the nature or extent of the contaminants and (ii) contaminants that have been remediated to the extent required by Environmental Laws.

“Seller Accounting Policies” means solely the principles used by the Company in the Working Capital Accounts.

“Solid Waste Utility Control Act” means the Solid Waste Utility Control Act of the State of New Jersey.

“Solid Waste Management Act” means the Solid Waste Management Act of the State of New Jersey.

“Solvent”, when used with respect to any person, means that, as of any date of determination, (a) the amount of the “fair saleable value” of the assets of such person (or group of persons on a combined basis) on a going concern basis will, as of such date, exceed the amount that will be required to pay the probable liabilities of such person (or group of persons on a combined basis) on its existing debts (including contingent liabilities) as such debts become absolute and matured, (b) such person (or group of persons on a combined basis) will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date and (c) such person (or group of persons on a combined basis) will be able to pay its liabilities, including contingent and other liabilities, as they mature.  For purposes of this definition, each of the phrases “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that such person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

“Tax” or “Taxes” shall mean  (i) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments imposed by any taxing authority, including without limitation all income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, escheat, inventory, capital stock, license, withholding, environmental, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property, unclaimed property, estimated taxes and any other taxes, customs duties, fees, assessments and charges of any kind whatsoever, (ii) all interest, penalties, fines, additions to Tax or additional amounts imposed by any Governmental Entity in connection with any item described in clause (i) and (iii) any liability in respect of any items described in clauses (i) or (ii) payable by reason of any contract, assumption, transferee liability, operation of law, Treasury Regulation Section 1.1502-6 (or any predecessor or successor thereof of any analogous or similar provision of Tax Law) or otherwise.

“Tax Return” means any return, report, form or statement filed or required to be filed with respect to any Tax, including any attachment thereto or amendment thereof.

“Transaction Documents” means this Agreement and the Equity Financing Commitment.

“Transaction Expenses” means (without duplication and solely to the extent any of the following obligations remain outstanding immediately prior to the Effective Time) any and all (to the extent requested, approved or consented to, in each case, whether or not in writing, by U.S. Ecology, Inc., any of its subsidiaries (other than the Company and the Company Subsidiaries) or their respective officers, directors or other employees who hold management positions) (i) investment banking fees incurred by the Company or any Company Subsidiary in connection with the transactions contemplated by this Agreement, and (ii) legal, accounting and other advisory (e.g., investment banking, legal or accounting) expenses incurred by the Company or any Company Subsidiary in connection with the transactions contemplated by this Agreement, including the fees of O’Melveny & Myers LLP, in any case, incurred prior to the Closing Date, in each case of clauses (i) and (ii) above, that were entered into or incurred for the period beginning on June 18, 2014 and ending on the Closing Date; provided, that Transaction Expenses shall not include any fees, costs or expenses in connection with the evaluation of this Agreement and the transactions contemplated hereby by Mr. Lou Galasso III, on his own behalf (and not at the request of U.S. Ecology, Inc., any of its subsidiaries (other than the Company and the Company Subsidiaries) or their respective officers, directors or other employees who hold management positions).  For the avoidance of doubt, to the extent US Ecology, Inc. or its Affiliates (other than the Company and the Company Subsidiaries) pays or is obligated to pay any such expenses, such expenses shall not constitute Transaction Expenses.

(c)                                  The following terms have the meanings given such terms in the Sections set forth below:

Term	Section

Accounting Firm	SECTION 2.02(a)(iii)
Accounting Services	SECTION 8.09(a)
Adjusted Purchase Price	SECTION 2.02(b)
Agreement	Preamble
Applicable Law	SECTION 4.17(a)
ASPV Acquisition Documents	SECTION 5.03
ASPV Merger Agreement	SECTION 5.03
Assets	SECTION 4.10
Balance Sheet	SECTION 4.07
Bankruptcy and Equity Exception	SECTION 4.01
Benefit Plans	SECTION 4.15(a)
Buyer	Preamble
Buyer Accounting Services	SECTION 8.09(e)
Buyer Released Party	SECTION 8.08
Buyer Releasing Party	SECTION 8.08
Buyer Savings Plan	SECTION 8.07(e)
Buyer Service Providers	SECTION 8.09(e)
Buyer Service Termination Notice	SECTION 8.09(e)
Closing	SECTION 2.01(a)
Closing Cash	SECTION 2.02(a)
Closing Date	SECTION 2.01(a)
Closing Indebtedness	SECTION 2.02(a)
Closing Transaction Expenses	SECTION 2.02(a)
Closing Working Capital	SECTION 2.02(a)
Company	Recitals
Company Plans	SECTION 4.15(a)
Company Property	SECTION 4.11(c)
Company Subsidiary	SECTION 4.06(a)
Confidentiality Agreement	SECTION 7.01(a)
Continuing Employee	SECTION 8.07(a)
control	SECTION 15.07(b)
Customer Service Contracts	SECTION 4.19(g)
Disposal Services	SECTION 8.10
Effective Time	SECTION 2.01(a)
End Date	SECTION 13.01(c)
Environmental Matters	SECTION 4.19(l)
Environmental Permits	SECTION 4.19(b)

Equity Financing	SECTION 6.05
Equity Financing Commitment	SECTION 6.05
ERISA	SECTION 4.15(a)
ERISA Affiliate	SECTION 4.15(d)
Estimated CapEx Adjustment	SECTION 2.01(b)
Estimated Closing Cash	SECTION 2.01(b)
Estimated Closing Indebtedness	SECTION 2.01(b)
Estimated Transaction Expenses	SECTION 2.01(b)
Estimated Working Capital	SECTION 15.07(b)
Financial Statements	SECTION 4.07
Governmental Entity	SECTION 4.02(b)
Guarantor	SECTION 6.06
Guaranty	SECTION 6.06
Human Resource Services	SECTION 8.09(a)
Insurance Policies	SECTION 4.22(a)
IT Services	SECTION 8.09(a)
Leased Property	SECTION 4.11(b)
Liens	SECTION 4.02(a)
Material Contracts	SECTION 4.13(t)
Multiemployer Plan	SECTION 4.15(e)
NAICS	SECTION 4.19(j)
Names	SECTION 7.03
Notice of Disagreement	SECTION 2.02(a)(ii)
Orders	SECTION 4.14
Owned Real Property	SECTION 4.11(a)
Payment Period	SECTION 8.09(b)
Permits	SECTION 4.17(b)
Permitted Liens	SECTION 4.10
Pre-Closing Tax Period	SECTION 12.01
Pre-Closing Transfers	SECTION 5.02(c)
Proceedings	SECTION 4.14
Purchase Price	SECTION 1.01
Records	SECTION 8.05(a)
Restricted Cash	SECTION 15.07(b)
Scheduled Consent	SECTION 8.01
Seller	Preamble
Seller Confidential Information	SECTION 7.01(b)
Seller Disclosure Schedule	Article IV
Seller Plans	SECTION 4.15(a)
Seller Released Party	SECTION 8.08
Seller Releasing Party	SECTION 8.08
Seller Savings Plan	SECTION 8.07(e)
Service Providers	SECTION 8.09(a)
Service Termination Notice	SECTION 8.09(b)
Services	SECTION 8.09(a)
Shares	Recitals

Sponsor Fund	SECTION 6.05
Statement	SECTION 2.02(a)(i)
Transfer Taxes	SECTION 12.04
WC Amount	SECTION 2.02(b)
Whitman	SECTION 11.01(c)
Working Capital	SECTION 2.02(c)
Working Capital Accounts	SECTION 2.02(c)
Working Capital Adjustment	SECTION 2.02(b)

SECTION 15.08                               Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other party.  Delivery of an executed counterpart of a signature page to this Agreement by facsimile or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement.

SECTION 15.09                               Entire Agreement.  This Agreement, the other Transaction Documents and the Confidentiality Agreement contain the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings relating to such subject matter.

SECTION 15.10                               Brokers.  Each party hereto hereby represents and warrants that (a) no brokers or finders that have acted for such party in connection with this Agreement or the transactions contemplated hereby or that may be entitled to any brokerage fee, finder’s fee or commission in respect thereof and (b) each party shall pay all fees or commissions which may be payable to the firm so named with respect to such party.

SECTION 15.11                               Severability.  If any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof (or the remaining portion thereof) or the application of such provision to any other persons or circumstances.

SECTION 15.12                               Consent to Jurisdiction.  Each of Buyer and Seller irrevocably submits to the exclusive jurisdiction of (a) the Court of Chancery of the State of Delaware, New Castle County, and (b) the United States District Court for the District of Delaware, sitting in Wilmington, Delaware, for the purposes of any suit, action or other proceeding arising out of this Agreement, the other Transaction Documents or any transaction contemplated hereby.  Each of Buyer and Seller agrees to commence any action, suit or proceeding relating hereto either in the United States District Court for the District of Delaware sitting in Wilmington, Delaware or if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the Chancery Court of the State of Delaware, New Castle County.  Each of Buyer and Seller further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth above shall be effective service of process for any action, suit or proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction in this Section 15.12; provided, that nothing in this Section 15.12 shall affect the right of any party to serve legal process in any manner permitted by Applicable Law.  Each of Buyer and Seller irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (i) the Chancery Court of the State of Delaware, New Castle County, or (ii) the United States District Court for the District of Delaware sitting in Wilmington, Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

SECTION 15.13                               Waiver of Jury Trial.  Each party hereto hereby waives to the fullest extent permitted by Applicable Law, any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of, under or in connection with this Agreement or any of the other Transaction Documents.  Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the other Transaction Documents, as applicable, by, among other things, the mutual waivers and certifications in this Section 15.13.

SECTION 15.14                               GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES OF SUCH STATE.

SECTION 15.15                               Non-Recourse.  This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement may only be brought against the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party.  Except to the extent a named party to this Agreement (and then only to the extent of the specific obligations undertaken by such named party in this Agreement and not otherwise), no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or representative of any party hereto shall have any liability for any obligations or liabilities of any party hereto under this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby.

[Signature page follows.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first written above.

EQ INDUSTRIAL SERVICES, INC.,

By	/s/ Jeffrey R. Feeler
Name: Jeffrey R. Feeler
Title: President

ASPV HOLDINGS, INC.,

By	/s/ Corwynne Carruthers
Name: Corwynne Carruthers
Title: Vice President